UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
Amendment No. 3

Registration Statement under the Securities Act of 1933

GOLDEN GLOBAL CORP.
(Exact name of registrant as specified in its charter)

Nevada	1040	N/A
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

17412 105 Ave NW, Suite 201,
Edmonton, Alberta, T5S 1G4
780.443.4652
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

With a copy to
Macdonald Tuskey
777 Hornby Street, Suite, 1210
Vancouver, BC, V6Z 1S4
Tel: 604.689.1022
Fax: 604.681.4760

Incorp Services, Inc.
375 N. Stephanie St., Suite 1411
Henderson, NV, 89014-8909
702-866-2500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Prospectus number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

[   ] Large accelerated filer      [   ] Accelerated filer      [   ] Non-accelerated filer      [X] Smaller reporting company

Title of Each Class	Amount to	Proposed	Proposed	Amount of
of Securities to be	be	Maximum	Maximum	Registration
Registered	Registered	Offering Price	Aggregate	Fee
		per Security	Offering Price	($)
		(1)	($)
($)

Shares of Common Stock, par value $0.0001	7,413,750	0.08	593,100	42.29 (2)

(1)	Estimated for purposes of calculating the registration fee in accordance with Rule 457 of the Securities Act of 1933 and the price at which the selling security holders will be offering their shares.

(2)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

PROSPECTUS

GOLDEN GLOBAL CORP.

7,413,750 Shares of Common Stock

The date of this Prospectus is March 9, 2011.

Golden Global Corp., (“Golden Global”, “we”, “us”, “our”) is registering 7,413,750 shares of common stock held by 55 selling security holders.

The selling security holders will sell at an initial price of $0.08 per share until our common stock is quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. However, there can be no assurance that our common stock will become quoted on the OTC Bulletin Board. We will not receive any proceeds from the sale of shares of our common stock by the selling security holders, who will receive aggregate net proceeds of $593,100 if all of the shares being registered are sold. We will incur all costs associated with this Prospectus.

Our two sole officers, Mr. John Robert Hope and Mr. Hon Ming Tony Wong also act as our two sole directors.

Our common stock is presently not traded on any national securities exchange or the NASDAQ stock market. We do not intend to apply for listing on any national securities exchange or the NASDAQ stock market. The purchasers in this offering may be receiving an illiquid security.

An investment in our securities is speculative. See the section entitled "Risk Factors" beginning on Page 8 of this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The information in this Prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement that includes this Registration Statement is declared effective by the Securities and Exchange Commission. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall the selling security holders sell any of these securities in any state where such an offer or solicitation would be unlawful before registration or qualification under such state's securities laws.

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus. The selling shareholders are offering to sell, and seeking offers to buy, their common shares, only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this prospectus or of any sale of our common shares.

5

Prospectus Summary

This Prospectus, and any supplement to this Prospectus include “forward-looking statements”. To the extent that the information presented in this Prospectus discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “intends”, “anticipates”, “believes”, “estimates”, “projects”, “forecasts”, “expects”, “plans” and “proposes”. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the “Risk Factors” section beginning on page 8 of this Prospectus and the “Management's Discussion and Analysis of Financial Position and Results of Operations” section elsewhere in this Prospectus.

Our Business

We were incorporated on December 9, 2009 under the laws of the State of Nevada. We have a wholly-owned subsidiary, Golden Global Mining Corporation, incorporated under the laws of Alberta. Our principal executive offices are located at Suite 201, 17412 105 Ave NW, Edmonton, Alberta, T5S 1G4. Our telephone number is 780.443.4652. Our website address is www.goldenglobal.ca. Our fiscal year end is June 30.

We are a start up, exploration stage company. We have only recently begun operations and we rely upon the sale of our securities to fund those operations as we have not generated any revenue. We have a going concern uncertainty as of the date of our most recent financial statements. Our initial goal is to begin mining our placer gold claims on our “McDame” property located in north central British Columbia, Canada. The McDame property consists of placer claims #362586 and #363240, located near Cassiar, in the Liard Mining Division of British Columbia, Canada. Our long term aim is to explore and, if warranted, develop further mining operations on the two other properties which we own, the “Thibert Creek” placer gold property and “Dynasty” property located in north western British Columbia. Our McDame property is fully described in the section of this document entitled “Description of the Property”.

On December 12, 2009 we entered into an asset purchase and share exchange agreement with Velocity Resources Canada Ltd., an Alberta company whereby we acquired mining equipment as well as the Thibert Creek and Dynasty properties in exchange for 18,000,000 shares of our common stock which were issued to 46 shareholders of Velocity Resources Canada Ltd. John Hope, our President, Chief Executive Officer and Director is also the President, controlling shareholder and a Director of Velocity Resources Canada Ltd. John Hope received 5,423,333 shares of our common stock in the transaction. Hon Ming Tony Wong, our Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and Director who is also a shareholder of Velocity Resources Canada Ltd., received 3,905,000 shares of our common stock. The Thibert Creek and Dynasty properties are not currently material to our operations. Although we hope to be able to explore and possibly to develop the Thibert Creek and Dynasty properties, we have not taken any steps to do so due to a lack of funding. Additionally, there can be no assurance that we will ever be able to undertake any exploration or development on these properties. In light of our limited funding, we have focused on our McDame property and will be undertaking exploration activities there. Unless we are able to raise substantially more funds, we will not be able to undertake work on the Thibert Creek and Dynasty properties. Accordingly, we have not carried out any initial, or detailed examination of the properties as would be required to estimate the costs of an exploration or development program. As a result, we do not consider the properties to be material to our business at this time. If the properties do become material to our operations at a future date, we will provide all required disclosure.

We have not undertaken any further exploration on the McDame property since we acquired it, but we do anticipate spending $45,000 on exploration activity in the following 12 months and require additional financing of $225,000 for the next 12 months of operations. We intend to meet our cash requirements for the next 12 months through a combination of debt financing and equity financing by way of private placements. We currently do not have any arrangements in place to complete any private placement financings and there is no assurance that we will be successful in completing any such financings on terms that will be acceptable to us. If we are unable to raise sufficient capital to carry out our business plan, we may be forced to cease operations and you may lose your entire investment.

The Offering

The 7,413,750 shares of our common stock being registered by this Prospectus represent approximately 22% of our issued and outstanding common stock as of March 9, 2011. We have not entered into any registration rights or similar agreement pursuant to which we are obligated to register the shares being registered in this Prospectus. We wish to be a reporting company with the SEC and to apply for a quotation on the OTCBB in order to increase our ability to raise funds for our anticipated exploration and development activities. We are bearing all costs associated with registering the shares being offered because we believe that if we become a publicly reporting and trading company, we will be better able to raise the required funds. Importantly, however, there is no guarantee that our shares will become quoted on the OTCBB or that a market for our shares will ever develop.

Securities Offered:	7,413,750 shares of common stock offered by 55 selling security holders.

Initial Offering Price:

The $0.08 per share initial offering price of our common stock was determined by our Board of Directors based on several factors, including our capital structure and the most recent selling price of 593,750 shares of our common stock in private placements for $0.08 (CAD) per share on September 28, 2010. The selling security holders will sell at an initial price of $0.08 per share until our common stock is quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. However, there can be no assurance that our common stock will ever become quoted on the OTC Bulletin Board.

Securities Issued and to be Issued:	As of March 9, 2011 we had 33,947,417 issued and outstanding shares of our common stock, and no issued and outstanding convertible securities.

All of the common stock to be sold under this Prospectus will be sold by existing stockholders. There is no established market for the common stock being registered. We intend to engage a market maker to apply to have our common stock quoted on the OTC Bulletin Board. This process usually takes at least 60 days and the application must be made on our behalf by a market maker. We have not yet engaged a market maker to file our application. If our common stock becomes quoted and a market for the stock develops, the actual price of the shares will be determined by prevailing market prices at the time of the sale. The trading of securities on the OTC Bulletin Board is often sporadic and investors may have difficulty buying and selling or obtaining market quotations, which may have a depressive effect on the market price for our common stock.

Proceeds:	We will not receive any proceeds from the sale of our common stock by the selling security holders.

Financial Summary Information

All references to currency in this Prospectus are to Canadian Dollars, unless otherwise noted.

The following table sets forth selected financial information, which should be read in conjunction with the information set forth in the "Management’s Discussion and Analysis of Financial Position and Results of Operations" section and the accompanying financial statements and related notes included elsewhere in this Prospectus.

Income Statement Data

	Period from inception on December 9, 2009 to June 30, 2010 ($)	Six months Ended December 31, 2010 (unaudited) ($)	Period from inception on December 9, 2009 to December 31, 2010 (unaudited) ($)
Revenues	-	-	-
Expenses	45,139	151,782	196,921
Net Loss	45,139	151,767	196,906
Net Loss per share	0.003	0.005

Balance Sheet Data

	As at June 30, 2010 ($)	As at December 30, 2010 (unaudited) ($)
Working Capital (Deficiency)	158,695	91,801
Total Assets	325,800	306,617
Total Current Liabilities	646	12,675

Risk Factors

Please consider the following risk factors before deciding to invest in our common stock.

Any investment in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below, and all other information contained in this prospectus, before you decide whether to purchase our common stock. The occurrence of any of the following risks could harm our business. You may lose part or all of your investment due to any of these risks or uncertainties.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this Prospectus.

Risks Related to Our Business

We do not expect positive cash flow from operations in the near term. If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may be unable to continue our business and as a result may be required to scale back or cease operations for our business.

We do not expect positive cash flow from operations in the near term. There is no assurance that actual cash requirements will not exceed our estimates. In particular, additional capital may be required in the event that:

- drilling, exploration and completion costs for our McDame project increase beyond our expectations; or

- we encounter greater costs associated with general and administrative expenses or offering costs.

The occurrence of any of the aforementioned events could adversely affect our ability to meet our business plans.

We will depend almost exclusively on outside capital to pay for the continued exploration and development of our properties. Such outside capital may include the sale of additional stock and/or commercial borrowing. We can provide no assurances that any financing will be successfully completed.

Capital may not continue to be available if necessary to meet these continuing development costs or, if the capital is available, that it will be on terms acceptable to us. The issuance of additional equity securities by us would result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may be unable to continue our business and as a result may be required to scale back or cease operations for our business, the result of which would be that our stockholders would lose some or all of their investment.

We have a limited operating history and if we are not successful in continuing to grow our business, then we may have to scale back or even cease our ongoing business operations.

We have no history of revenues from operations and limited tangible assets. We have yet to generate positive earnings and there can be no assurance that we will ever operate profitably. Our company has a limited operating history and must be considered in the development stage. The success of our company is significantly dependent on a successful acquisition, drilling, completion and production program. Our company’s operations will be subject to all the risks inherent in the establishment of a developing enterprise and the uncertainties arising from the absence of a significant operating history. We may be unable to locate recoverable reserves or operate on a profitable basis. We are in the development stage and potential investors should be aware of the difficulties normally encountered by enterprises in the development stage. If our business plan is not successful, and we are not able to operate profitably, investors may lose some or all of their investment in our company.

Because of the early stage of development and the nature of our business, our securities are considered highly speculative.

Our securities must be considered highly speculative, generally because of the nature of our business and the early stage of its development. We are engaged in the business of exploring and, if warranted, developing commercial reserves of gold and silver. Our properties are in the exploration stage only and are without known reserves of gold and silver. Accordingly, we have not generated any revenues nor have we realized a profit from our operations to date and there is little likelihood that we will generate any revenues or realize any profits in the short term. Any profitability in the future from our business will be dependent upon locating and developing economic reserves of gold, silver or other minerals, which itself is subject to numerous risk factors as set forth herein. Since we have not generated any revenues, we will have to raise additional monies through the sale of our equity securities or debt in order to continue our business operations.

As our properties are in the exploration and development stage there can be no assurance that we will establish commercial discoveries on our properties.

Exploration for mineral reserves is subject to a number of risk factors. Few properties that are explored are ultimately developed into producing mines. Our properties are in the exploration and development stage only and are without proven reserves. We may not establish commercial discoveries on any of our properties.

Because of the unique difficulties and uncertainties inherent in mineral exploration ventures, we face a high risk of business failure.

Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates. The expenditures to be made by us in the exploration of the mineral claim may not result in the discovery of mineral deposits. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. If the results of our exploration programs do not reveal viable commercial mineralization, we may decide to abandon our claim and acquire new claims for new exploration. The acquisition of additional claims will be dependent upon us possessing capital resources at the time in order to purchase such claims. If no funding is available, we may be forced to abandon our operations.

Because of the speculative nature of exploration of mineral properties, there is no assurance that our exploration activities will result in the discovery of new commercially exploitable quantities of minerals.

We plan to continue exploration on our mineral properties. The search for valuable minerals as a business is extremely risky. We can provide investors with no assurance that additional exploration on our properties will establish that additional commercially exploitable reserves of precious metals on our properties. Problems such as unusual or unexpected geological formations or other variable conditions are involved in exploration and often result in exploration efforts being unsuccessful. The additional potential problems include, but are not limited to, unanticipated problems relating to exploration and attendant additional costs and expenses that may exceed current estimates. These risks may result in us being unable to establish the presence of additional commercial quantities of ore on our mineral claims with the result that our ability to fund future exploration activities may be impeded.

Because we anticipate our operating expenses will increase prior to our earning revenues, we may never achieve profitability.

Prior to completion of our exploration stage, we anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to incur significant losses into the foreseeable future. We recognize that if we are unable to generate significant revenues from the exploration of our mineral claims, we will not be able to earn profits or continue operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide no assurance that we will generate any revenues or ever achieve profitability. If we are unsuccessful in addressing these risks, our business will most likely fail.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business.

The search for valuable minerals involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. At the present time we have no coverage to insure against these hazards. The payment of such liabilities may have a material adverse effect on our financial position.

If our exploration costs are higher than anticipated, then our profitability will be adversely affected.

We are currently proceeding with exploration of our mineral properties on the basis of estimated exploration costs. If our exploration costs are greater than anticipated, then we will not be able to carry out all the exploration of the properties that we intend to carry out. Factors that could cause exploration costs to increase are: adverse weather conditions, difficult terrain and shortages of qualified personnel.

As we face intense competition in the mining industry, we will have to compete with our competitors for financing and for qualified managerial and technical employees.

The mining industry is intensely competitive in all of its phases. Competition includes large established mining companies with substantial capabilities and with greater financial and technical resources than we have. As a result of this competition, we may be unable to acquire additional attractive mining claims or financing on terms we consider acceptable. We also compete with other mining companies in the recruitment and retention of qualified managerial and technical employees. If we are unable to successfully compete for financing or for qualified employees, our exploration and development programs may be slowed down or suspended.

As we undertake exploration of our mineral claim, we will be subject to compliance with government regulation that may increase the anticipated cost of our exploration program.

There are several Federal and Provincial governmental regulations that materially restrict mineral exploration. We will be subject to the laws of the Province of British Columbia as we carry out our exploration programs. We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these laws. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our costs of doing business and prevent us from carrying out our exploration program.

Any change to government regulation/administrative practices may have a negative impact on our ability to operate and our profitability.

The laws, regulations, policies or current administrative practices of any government body, organization or regulatory agency in Canada or any other jurisdiction, may be changed, applied or interpreted in a manner which will fundamentally alter the ability of our company to carry on our business.

The actions, policies or regulations, or changes thereto, of any government body or regulatory agency, or other special interest groups, may have a detrimental effect on us. Any or all of these situations may have a negative impact on our ability to operate and/or our profitably.

Our By-laws contain provisions indemnifying our officers and directors against all costs, charges and expenses incurred by them.

Our By-laws contain provisions with respect to the indemnification of our officers and directors against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him, including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which he is made a party by reason of his being or having been one of our directors or officers.

Investors' interests in our company will be diluted and investors may suffer dilution in their net book value per share if we issue additional shares for significant amount of services or raise funds through the sale of equity securities.

Our constating documents authorize the issuance of 75,000,000 shares of common stock with a par value of $0.0001. In the event that we are required to issue any additional shares or enter into private placements to raise financing through the sale of equity securities, investors' interests in our company will be diluted and investors may suffer dilution in their net book value per share depending on the price at which such securities are sold. If we issue any such additional shares, such issuances also will cause a reduction in the proportionate ownership and voting power of all other shareholders. Further, any such issuance may result in a change in our control.

Our directors and officers are residents of countries other than the United States and investors may have difficulty enforcing any judgments against such persons within the United States.

Our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against our company or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof

Risks Related to the Ownership of Our Stock

Because there is no public trading market for our common stock, you may not be able to resell your shares.

There is currently no public trading market for our common stock. Therefore, there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do wish to resell your shares, you will have to locate a buyer and negotiate your own sale. As a result, you may be unable to sell your shares, or you may be forced to sell them at a loss.

We intend to engage a market maker to apply to have our common stock quoted on the OTC Bulletin Board. This process takes at least 60 days and the application must be made on our behalf by a market maker. If our common stock becomes listed and a market for the stock develops, the actual price of our shares will be determined by prevailing market prices at the time of the sale. We do not currently meet the existing requirements to be quoted on the OTC Bulletin Board and there is no assurance that we will ever be able to meet those requirements.

We cannot assure you that there will be a market in the future for our common stock. The trading of securities on the OTC Bulletin Board is often sporadic and investors may have difficulty buying and selling our shares or obtaining market quotations for them, which may have a negative effect on the market price of our common stock. You may not be able to sell your shares at their purchase price or at any price at all. Accordingly, you may have difficulty reselling any shares you purchase from the selling security holders.

The continued sale of our equity securities will dilute the ownership percentage of our existing stockholders and may decrease the market price for our common stock.

Given our lack of revenues and the doubtful prospect that we will earn significant revenues in the next several years, we will require additional financing of $225,000 for the next 12 months, which will require us to issue additional equity securities. We expect to continue our efforts to acquire financing to fund our planned development and expansion activities, which will result in dilution to our existing stockholders. In short, our continued need to sell equity will result in reduced percentage ownership interests for all of our investors, which may decrease the market price for our common stock.

We do not intend to pay dividends and there will thus be fewer ways in which you are able to make a gain on your investment.

We have never paid dividends and do not intend to pay any dividends for the foreseeable future. To the extent that we may require additional funding currently not provided for in our financing plan, our funding sources may prohibit the declaration of dividends. Because we do not intend to pay dividends, any gain on your investment will need to result from an appreciation in the price of our common stock. There will therefore be fewer ways in which you are able to make a gain on your investment.

Because the SEC imposes additional sales practice requirements on brokers who deal in shares of penny stocks, some brokers may be unwilling to trade our securities. This means that you may have difficulty reselling your shares, which may cause the value of your investment to decline.

Our shares are classified as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) which imposes additional sales practice requirements on brokers-dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, broker-dealers must make a special suitability determination and receive a written agreement prior from you to making a sale on your behalf. Because of the imposition of the foregoing additional sales practices, it is possible that broker-dealers will not want to make a market in our common stock. This could prevent you from reselling your shares and may cause the value of your investment to decline.

Financial Industry Regulatory Authority (FINRA) sales practice requirements may limit your ability to buy and sell our common stock, which could depress the price of our shares.

FINRA rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares, and thereby depress our share price.

Our security holders may face significant restrictions on the resale of our securities due to state “blue sky” laws.

Each state has its own securities laws, often called “blue sky” laws, which (i) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration, and (ii) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or the transaction must be exempt from registration. The applicable broker must be registered in that state.

We do not know whether our securities will be registered or exempt from registration under the laws of any state. A determination regarding registration will be made by those broker-dealers, if any, who agree to serve as the market-makers for our common stock. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. You should therefore consider the resale market for our common stock to be limited, as you may be unable to resell your shares without the significant expense of state registration or qualification.

Our compliance with the Sarbanes-Oxley Act and SEC rules concerning internal controls will be time-consuming, difficult, and costly.

It will be time-consuming, difficult and costly for us to develop and implement the internal controls, processes and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional personnel to do so, and if we are unable to comply with the requirements of the legislation we may not be able to obtain the independent accountant certifications that the Sarbanes-Oxley Act requires publicly traded companies to obtain.

Under Section 404 of the Sarbanes-Oxley Act and current SEC regulations, we will be required to furnish a report by our management on our internal control over financial reporting beginning with our Annual Report on Form 10-K for our fiscal year ending June 30, 2011. We will soon begin the process of documenting and testing our internal control procedures in order to satisfy these requirements, which is likely to result in increased general and administrative expenses and may shift management’s time and attention from revenue-generating activities to compliance activities. While we expect to expend significant resources to complete this important project, we may not be able to achieve our objective on a timely basis.

Use of Proceeds

We will not receive any proceeds from the resale of the securities offered through this Prospectus by the selling security holders. The selling security holders will receive all proceeds from this offering and, if all of the shares being offered by this Prospectus are sold at $0.08 per share, those proceeds would be approximately $593,100.

Determination of Offering Price

The selling security holders will sell their shares at an initial offering price of $0.08 per share until our common stock is quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. However, there can be no assurance that our common stock will become quoted on the OTC Bulletin Board. The initial offering price was determined by our Board of Directors, who considered several factors in arriving at the $0.08 per share figure, including the following:

  our most recent private placements of 593,750 shares of our common stock at a price of $0.08 (CAD) per share on September 28, 2010;

  our lack of operating history;

  our capital structure; and

  the background of our management.

As a result, the $0.08 per share initial price of our common stock does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time. The price is not based on past earnings, nor is it indicative of the current market value of our assets. No valuation or appraisal has been prepared for our business. You cannot be sure that a public market for any of our securities will develop.

If our common stock becomes quoted on the OTC Bulletin Board and a market for the stock develops, the actual price of the shares sold by the selling security holders named in this Prospectus will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling security holders. The number of shares that may actually be sold by a selling security holder will be determined by each selling security holder. The selling security holders are neither obligated to sell all or any portion of the shares offered under this Prospectus, nor are they obligated to sell such shares immediately hereunder. If our common stock becomes quoted on the OTC Bulletin Board and a market for our common stock develops, security holders may sell their shares at a price different than the $0.08 per share offering price depending on privately negotiated factors such as the security holder's own cash requirements or objective criteria of value such as the market value of our assets.

Dilution

All of the 7,413,750 shares of our common stock to be sold by the selling security holders are currently issued and outstanding, and will therefore not cause dilution to any of our existing stockholders.

Selling Security Holders

The 55 selling security holders are offering for sale of 7,413,750 shares of our issued and outstanding common stock which they obtained as part of the following issuances:

  300,000 shares acquired by two selling security holders as part of a 5,500,000 share issuance at $0.0001 per share on January 25, 2010;

  1,175,000 shares acquired by twelve selling security holders as part of a 1,175,000 share issuance at $0.03 (CAD) per share on March 12, 2010;

  1,885,000 shares acquired by fifteen selling security holders as part of a 1,885,000 share issuance at $0.03 (CAD) per share on April 15, 2010;

  3,460,000 shares acquired by fourteen selling security holders as part of a 3,460,000 share issuance at $0.03 (CAD) per share on June 11, 2010;

  593,750 shares acquired by sixteen selling security holders as part of a 593,750 share issuance at $0.08 (CAD) per share on September 28, 2010;

Four of the selling security holders were involved in more than one share issuance.

All of these shares were issued in reliance upon an exemption from registration pursuant to Regulation S under the Securities Act of 1933 (the “Securities Act”). Our reliance upon Rule 903 of Regulation S was based on the fact that the sales of the securities were completed in an "offshore transaction", as defined in Rule 902(h) of Regulation S. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the securities. Each investor was not a U.S. person, as defined in Regulation S, and was not acquiring the securities for the account or benefit of a U.S. person.

The selling security holders have the option to sell their shares at an initial offering price of $0.08 per share until a market for our common stock develops on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. However, there can be no assurance that our common stock will become quoted on the OTC Bulletin Board.

The following table provides information as of March 9, 2011 regarding the beneficial ownership of our common stock by each of the selling security holders, including:

  the number of shares owned by each prior to this offering;

  the number of shares being offered by each;

  the number of shares that will be owned by each upon completion of the offering, assuming that all the shares being offered are sold;

  the percentage of shares owned by each; and

  the identity of the beneficial holder of any entity that owns the shares being offered.

Name of Selling Security Holder	Shares Owned Prior to this Offering (1)	Percent % (2)	Maximum Numbers of Shares Being Offered	Beneficial Ownership After Offering	Percentage Owned upon Completion of the Offering (2)
Yolanda Alonzo (4)	35,000	(3)	35,000	0	0
Emilio Alonzo (4)	35,000	(3)	35,000	0	0
Kelly Bates	100,000	(3)	100,000	0	0
Lourdes Batalla	100,000	(3)	100,000	0	0
David Billington	43,750	(3)	43,750	0	0

Name of Selling Security Holder	Shares Owned Prior to this Offering (1)	Percent % (2)	Maximum Numbers of Shares Being Offered	Beneficial Ownership After Offering	Percentage Owned upon Completion of the Offering (2)
Dean Billy	37,500	(3)	37,500	0	0
Gordon Bird	12,500	(3)	12,500	0	0
Hayward Bobbitt	100,000	(3)	100,000	0	0
Oliver Burton	25,000	(3)	25,000	0	0
Emery Busfield	35,000	(3)	35,000	0	0
Natividad Candaza	35,000	(3)	35,000	0	0
Imelda Cervantes	35,000	(3)	35,000	0	0
Crystal Granite Ltd. (5)	70,000	(3)	70,000
Lilia Concepcion	35,000	(3)	35,000	0	0
Barry Fedio	300,000	(3)	300,000	0	0
Heather Freson	400,000	1	400,000	0	0
Joyce Froehlish (6)	140,000	(3)	140,000	0	0
Kelvin Froehlish (6)	140,000	(3)	140,000	0	0
Allan Fung	100,000	(3)	100,000	0	0
Gardenvale Holdings Ltd. (7)	100,000	(3)	100,000	0	0
Geexnet Consulting Inc. (8)	35,000	(3)	35,000	0	0
Richard Harasychuk	105,000	(3)	105,000	0	0
Daniel Hetu (9)	12,500	(3)	12,500	0	0
Joanne Hetu (9)	12,500	(3)	12,500	0	0
Ying Kwan Ho	70,000	(3)	70,000	0	0
John Hua	70,000	(3)	70,000	0	0
Debbie Kea	35,000	(3)	35,000	0	0
Tony Kozub	350,000	1	350,000	0	0
Linda Liberty	35,000	(3)	35,000	0	0
Frank Malina	320,000	1	320,000	0	0
Dennis Meads	175,000	(3)	175,000	0	0
Clarissa Mejos	35,000	(3)	35,000	0	0
Richard Michaels	1,500,000	5	1,500,000	0	0
Lee & Susan Miller	25,000	(3)	25,000	0	0
Cornflia Moscicki	25,000	(3)	25,000	0	0
Iris Kit Ping Ng	40,000	(3)	40,000	0	0
Fanny Ng	50,000	(3)	50,000	0	0

Name of Selling Security Holder	Shares Owned Prior to this Offering (1)	Percent % (2)	Maximum Numbers of Shares Being Offered	Beneficial Ownership After Offering	Percentage Owned upon Completion of the Offering (2)
Nestor & Alva Pukalo	70,000	(3)	70,000	0	0
Colin Prince	40,625	(3)	40,625	0	0
Robert Raimondi	35,000	(3)	35,000	0	0
Scott Reichelt	62,500	(3)	62,500	0	0
Richwood Developments Ltd. (10)	1,200,000	4	1,200,000	0	0
Oliver Schmidt	40,625	(3)	40,625	0	0
Joseph Schultenkamper (11)	35,000	(3)	35,000	0	0
Robert Schultenkamper (11)	100,000	(3)	100,000	0	0
Ken Shen	50,000	(3)	50,000	0	0
Pat Shiels	35,000	(3)	35,000	0	0
Edward & Linda Suddaby	425,000	1	425,000	0	0
Mario Todd	200,000	(3)	200,000	0	0
Amelia Dela Torre (12)	100,000	(3)	100,000	0	0
Joseph Dela Torre (12)	35,000	(3)	35,000	0	0
Gary Tse	80,000	(3)	80,000	0	0
Cynthia Walter	6,250	(3)	6,250	0	0
Darren Jerry Woluschuk	100,000	(3)	100,000	0	0
Stan Wright	25,000	(3)	25,000	0	0

Total	7,413,750	22	7,413,750	0	0

(1)

The number and percentage of shares beneficially owned is determined to the best of our knowledge in accordance with the Rules of the SEC and. the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the selling security holder has sole or shared voting or investment power and also any shares which the selling security holder has the right to acquire within 60 days of the date of this Prospectus.

(2)	The percentages are based on 33,947,417 shares of our common stock issued and outstanding and as at March 9, 2011.
(3)	Less than 1%.
(4)	Yolanda Alonzo and Emilio Alonzo are wife and husband. Together they share voting and dispositive control over 70,000 shares of our common stock.
(5)	Sheng Chen has sole voting and dispositive control over shares owned by Crystal Granite Ltd.
(6)	Joyce Froehlish and Kelvin Froehlish are mother and son. Together they share voting and dispositive control over 280,000 shares of our common stock.

(7)	Norm Elliot has sole voting and dispositive control over shares owned by Gardenvale Holdings Ltd.
(8)	Gal Ziv has sole voting and dispositive control over shares owned by Geexnet Consulting Inc.
(9)	Daniel Hetu and Joanne Hetu are son and mother. Together they share voting and dispositive control over 25,000 shares of our common stock.
(10)	Gina Carey has sole voting and dispositive control over shares owned by Richwood Developments Ltd.
(11)	Joseph Schultenkamper and Robert Schultenkamper are brothers. Together they share voting and dispositive control over 135,000 shares of our common stock.
(12)	Amelia Dela Torre and Joseph Dela Torre are brother and sister. Together they share voting and dispositive control over 135,000 shares of our common stock.

Except as otherwise noted in the above list, the named party beneficially owns and has sole voting and investment power over all the shares or rights to the shares. The numbers in this table assume that none of the selling security holders will sell shares not being offered in this Prospectus or will purchase additional shares, and assumes that all the shares being registered will be sold.

Other than as described above, none of the selling security holders or their beneficial owners has had a material relationship with us other than as a security holder at any time within the past three years, or has ever been one of our officers or directors or an officer or director of our predecessors or affiliates.

None of the selling security holders are broker-dealers or affiliates of a broker-dealer.

Plan of Distribution

We are registering 7,413,750 shares of our common stock on behalf of the selling security holders. The selling security holders have the option to sell the 7,413,750 shares of our common stock at an initial offering price of $0.08 per share until a market for our common stock develops, and thereafter at prevailing market prices or privately negotiated prices.

No public market currently exists for shares of our common stock. We intend to engage a market maker to apply to have our common stock quoted on the OTC Bulletin Board. In order for our common stock to be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf to make a market for our common stock. This process takes at least 60 days and can take longer than a year. We have not yet engaged a market maker to make an application on our behalf. If we are unable to obtain a market maker for our securities, we will be unable to develop a trading market for our common stock.

Trading in stocks quoted on the OTC Bulletin Board is often thin and is characterized by wide fluctuations in trading prices due to many factors that may have little to do with a company's operations or business prospects. The OTC Bulletin Board should not be confused with the NASDAQ market. OTC Bulletin Board companies are subject to far less restrictions and regulations than companies whose securities are traded on the NASDAQ market. Moreover, the OTC Bulletin

Board is not a stock exchange, and the trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like the NASDAQ Small Cap or a stock exchange. In the absence of an active trading market investors may have difficulty buying and selling or obtaining market quotations for our common stock and its market visibility may be limited, which may have a negative effect on the market price of our common stock.

There is no assurance that our common stock will be quoted on the OTC Bulletin Board. We do not currently meet the existing requirements to be quoted on the OTC Bulletin Board, and we cannot assure you that we will ever meet these requirements.

The selling security holders may sell some or all of their shares of our common stock in one or more transactions, including block transactions:

  on such public markets as the securities may be trading;

  in privately negotiated transactions; or

  in any combination of these methods of distribution.

The selling security holders may offer our common stock to the public:

  at an initial price of $0.08 per share until a market develops;

  at the market price prevailing at the time of sale if our common stock becomes quoted on the OTC Bulletin Board and a market for the stock develops;

  at a price related to such prevailing market price if our common stock becomes quoted on the OTC Bulletin Board and a market for the stock develops; or

  at such other price as the selling security holders determine if our common stock becomes quoted on the OTC Bulletin Board and a market for the stock develops.

We are bearing all costs relating to the registration of our common stock. The selling security holders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the shares of our common stock.

The selling security holders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of our common stock. In particular, during such times as the selling security holders may be deemed to be engaged in a distribution of any securities, and therefore be considered to be an underwriter, they must comply with applicable laws and may, among other things:

  furnish each broker or dealer through which our common stock may be offered such copies of this Prospectus, as amended from time to time, as may be required by such broker or dealer;

  not engage in any stabilization activities in connection with our securities; and

  not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

The selling security holders and any underwriters, dealers or agents that participate in the distribution of our common stock may be deemed to be underwriters, and any commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Our common stock may be sold from time to time by the selling security holders in one or more transactions at a fixed offering price, which may be changed, at varying prices determined at the time of sale or at negotiated prices if our common stock becomes quoted on the OTC Bulletin Board and a market for the stock develops. We may indemnify any underwriter against specific civil liabilities, including liabilities under the Securities Act.

The selling security holders and any broker-dealers acting in connection with the sale of the common stock offered under this Prospectus may be deemed to be underwriters within the meaning of section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act. Neither we nor the selling security holders can presently estimate the amount of such compensation. We know of no existing arrangements between the selling security holders and any other security holder, broker, dealer, underwriter or agent relating to the sale or distribution of our common stock. Because the selling security holders may be deemed to be “underwriters” within the meaning of section 2(11) of the Securities Act, the selling security holders will be subject to the prospectus delivery requirements of the Securities Act. Each selling security holder has advised us that they have not yet entered into any agreements, understandings, or arrangements with any underwriters or broker-dealers regarding the sale of their shares. We may indemnify any underwriter against specific civil liabilities, including liabilities under the Securities Act.

Regulation M

During such time as the selling security holders may be engaged in a distribution of any of the securities being registered by this Prospectus, the selling security holders are required to comply with Regulation M under the Exchange Act. In general, Regulation M precludes any selling security holder, any affiliated purchaser and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security that is the subject of the distribution until the entire distribution is complete.

Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed the selling security holders that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this Prospectus, and we have also advised the selling security holders of the requirements for delivery of this Prospectus in connection with any sales of the shares offered by this Prospectus.

With regard to short sales, the selling security holders cannot cover their short sales with securities from this offering. In addition, if a short sale is deemed to be a stabilizing activity, then the selling security holders will not be permitted to engage in such an activity. All of these limitations may affect the marketability of our common stock.

Penny Stock Rules

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC which:

  contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

  contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to violations of such duties or other requirements of federal securities laws;

  contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask prices;

  contains the toll-free telephone number for inquiries on disciplinary actions;

  defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and

  contains such other information, and is in such form (including language, type size, and format) as the SEC shall require by rule or regulation.

Prior to effecting any transaction in a penny stock, a broker-dealer must also provide a customer with:

  the bid and ask prices for the penny stock;

  the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock;

  the amount and a description of any compensation that the broker-dealer and its associated salesperson will receive in connection with the transaction; and

  a monthly account statement indicating the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser's written acknowledgment of the receipt of a risk disclosure statement, (ii) a written agreement to transactions involving penny stocks, and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our securities, and therefore our stockholders may have difficulty selling their shares.

Blue Sky Restrictions on Resale

When a selling security holder wants to sell shares of our common stock under this Prospectus in the United States, the selling security holder will need to comply with state securities laws, also known as “blue sky laws,” with regard to secondary sales. All states offer a variety of exemptions from registration of secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under section 12(g) of the Exchange Act or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s. The broker for a selling security holder will be able to advise the stockholder as to which states have an exemption for secondary sales of our common stock.

Any person who purchases shares of our common stock from a selling security holder pursuant to this Prospectus, and who subsequently wants to resell such shares will also have to comply with blue sky laws regarding secondary sales.

When this Registration Statement becomes effective, and a selling security holder indicates in which state(s) he desires to sell his shares, we will be able to identify whether he will need to register or may rely on an exemption from registration.

Description of Securities to be Registered

Our authorized capital stock consists of 75,000,000 shares of common stock, $0.0001 par value.

Common Stock

As of March 9, 2011 we had 33,947,417 shares of our common stock issued and outstanding. We did not have any outstanding options or any other convertible securities as of March 9, 2011.

Holders of our common stock have no preemptive rights to purchase additional shares of common stock or other subscription rights. Our common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of our common stock are entitled to share equally in dividends from sources legally available, when, as and if declared by our Board of Directors, and upon our liquidation or dissolution, whether voluntary or involuntary, to share equally in our assets available for distribution to our stockholders.

Our Board of Directors is authorized to issue additional shares of our common stock not to exceed the amount authorized by our Articles of Incorporation, on such terms and conditions and for such consideration as our Board may deem appropriate without further security holder action.

Voting Rights

Each holder of our common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the shares of our common stock do not have cumulative voting rights, the holders of more than 50% of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to our Board of Directors.

Dividend Policy

Holders of our common stock are entitled to dividends if declared by the Board of Directors out of funds legally available for payment of dividends. From our inception to March 9, 2011 we did not declare any dividends.

We do not intend to issue any cash dividends in the future. We intend to retain earnings, if any, to finance the development and expansion of our business. However, it is possible that our management may decide to declare a stock dividend in the future. Our future dividend policy will be subject to the discretion of our Board of Directors and will be contingent upon future earnings, if any, our financial condition, our capital requirements, general business conditions and other factors.

Interests of Named Experts and Counsel

No expert or counsel named in this Prospectus as having prepared or certified any part thereof or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of our common stock was employed on a contingency basis or had or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in us. Additionally, no such expert or counsel was connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Experts

Our audited financial statements for the period from December 9, 2009 to June 30, 2010 have been included in this Prospectus in reliance upon K.R. Margetson Ltd., an independent registered public accounting firm, as experts in accounting and auditing.

Description of Business

Forward-Looking Statements

This Prospectus contains forward-looking statements. To the extent that any statements made in this report contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by the use of words such as “expects”, “plans”, “may”, “anticipates”, “believes”, “should”, “intends”, “estimates” and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, our ability to raise additional capital to finance our activities; the effectiveness, profitability and marketability of our products; legal and regulatory risks associated with the share exchange; the future trading of our common stock; our ability to operate as a public company; our ability to protect our intellectual property; general economic and business conditions; the volatility of our operating results and financial condition; our ability to attract or retain qualified personnel; and other risks detailed from time to time in our filings with the SEC, or otherwise.

Information regarding market and industry statistics contained in this report is included based on information available to us that we believe is accurate. It is generally based on industry and other publications that are not produced for the purposes of securities offerings or economic analysis. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications outlined above and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. We do not undertake any obligation to publicly update any forward-looking statements.

Overview

We were incorporated on December 9, 2009 under the laws of the State of Nevada. We have a wholly-owned subsidiary, Golden Global Mining Corporation, incorporated under the laws of Alberta. Our principal executive offices are located at Suite 201, 17412 105 Ave NW, Edmonton, Alberta, T5S 1G4. Our telephone number is 780.443.4652. Our website address is www.goldenglobal.ca. Our fiscal year end is June 30.

We are a start up, exploration stage company. We have only recently begun operations and we rely upon the sale of our securities to fund those operations as we have not generated any revenue. We have a going concern uncertainty as of the date of our most recent financial statements. Our initial goal is to begin mining our placer gold claims on our “McDame” property located in north central British Columbia, Canada. Our long term aim is to explore and develop further mining operations on our two other properties which we own, namely our “Thibert Creek” placer gold property and “Dynasty” property located in north western British Columbia. The Thibert Creek and Dynasty properties are not currently material to our operations.

On December 12, 2009 we entered into an asset purchase and share exchange agreement (the “Agreement”) with Velocity Resources Canada Ltd., an Alberta company whereby we acquired mining equipment as well as the Thibert Creek and Dynasty properties in exchange for 18,000,000 shares of our common stock which were issued to 46 shareholders of Velocity Resources Canada Ltd. John Hope, our President, Chief Executive Officer and Director is also the President, controlling shareholder and a Director of Velocity Resources Canada Ltd. John Hope received 5,423,333 shares of our common stock in the transaction. Hon Ming Tony Wong, our Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and Director who is also a shareholder of Velocity Resources Canada Ltd., received 3,905,000 shares of our common stock.

On May 16, 2010 we purchased placer claims #362586 and #363240, located near Cassiar, in the Liard Mining Division of British Columbia, Canada, which make up the McDame property, for a total purchase price of CAD $20,010 from Jerry Unrau. The purchase price consisted of an initial CAD $10,000 payment in cash and 167,000 shares of our common stock at a value of CAD $0.03 per share and a subsequent payment of CAD $5,000 to paid by November 20, 2010, which we paid through a share issuance on September 27, 2010. The claims we purchased give us the right to explore, mine and produce all minerals lying on the property. We are also required to pay annual fees to the province of British Columbia of approximately $600 per year per claim. Our McDame property is fully described in the section of this document entitled “Description of the Property”.

Since our inception in December 2009 we have been involved primarily in organizational and acquisition activities. We have built a management team, acquired mining equipment and office assets, acquired multiple land claims on three different properties, retained the services of a geologist to produce a report on one of the properties, developed a short-term and long term corporate strategy, raised capital and retained experts in law, accounting and corporate finance.

The following table outlines our business development activities to date.

Month	Milestone Achieved
December 2009	•	Incorporated and set up our Parent company, Golden Global Corp. (Nevada) on December 9, 2009
	•	Appointed our Directors & Officers - Director, President & CEO, John Hope and Director, Treasurer & Secretary, Tony Wong
•

Golden Global Corp. purchased mining equipment and mineral rights from Velocity Resources Canada Ltd., a company controlled by John Hope in exchange for 18,000,000 of our common shares. Mr. Hope is President and a Director of Velocity Resources Canada Ltd. John Hope received 5,423,333 shares of our common stock in the transaction. Hon Ming Tony Wong, our Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and Director who is also a shareholder of Velocity Resources Canada Ltd., received 3,905,000 shares of our common stock.

January 2010	•	On January 8, 2010, 1451461 Alberta Ltd. changed its name to Golden Global Mining Corporation, a registered Alberta corporation
	•	On January 20, 2010 Golden Global Corp. (Nevada) purchased one Class “A” share of Golden Global Mining Corporation (Alberta) at a price of one Canadian dollar ($1.00 Canadian).
	•	On January 25, 2010 we issued 5,500,000 shares of our common stock to 6 non-US investors at $0.0001 per share for total proceeds of $550.
March 2010	•	Raised CAD $35,250 through a private placement of 1,175,000 shares in Golden Global Corp. (Nevada) at CAD $0.03 per share.
April 2010	•	Raised $56,550 (Canadian) through a private placement of 1,885,000 shares in Golden Global Corp. (Nevada) at $0.03 (Canadian) per share
May 2010	•

On May 16, 2010 purchased placer claims #362586 and #363240 located near Cassiar, in the Liard Mining Division of British Columbia, Canada (the “McDame” property) for $15,000 (Canadian) in cash and 167,000 shares of Golden Global Corp. (Nevada) at a value of $0.03 (Canadian) per share for a total purchase price of $20,010 (Canadian).

June 2010	•	Raised $103,800 (Canadian) through a private placement of 3,460,000 shares in Golden Global Corp. (Nevada) at $0.03 (Canadian) per share
September 2010	•	Raised $47,500 (Canadian) through a private placement of 593,750 shares in Golden Global Corp. (Nevada) at $0.08 (Canadian) per share
	•	Prepared this Prospectus

Market, Customers and Distribution Methods

Although there can be no assurance, large and well capitalized markets are readily available for all metals and precious metals throughout the world. A very sophisticated futures market for the pricing and delivery of future production also exists. The price for metals is affected by a number of global factors, including economic strength and resultant demand for metals for production, fluctuating supplies, mining activities and production by others in the industry, and new and or reduced uses for subject metals.

The mining industry is highly speculative and of a very high risk nature. As such, mining activities involve a high degree of risk, which even a combination of experience, knowledge and careful evaluation may not be able to overcome. Few mining projects actually become operating mines.

The mining industry is subject to a number of factors, including intense industry competition, high susceptibility to economic conditions (such as price of metal, foreign currency exchange rates, and capital and operating costs), and political conditions (which could affect such things as import and export regulations, foreign ownership restrictions). Furthermore, the mining activities are subject to all hazards incidental to mineral exploration, development and production, as well as risk of damage from earthquakes, any of which could result in work stoppages, damage to or loss of property and equipment and possible environmental damage. Hazards such as unusual or unexpected geological formations and other conditions are also involved in mineral exploration and development.

Competition

The mineral exploration industry is highly competitive. We are a new exploration stage company and have a weak competitive position in the industry. We compete with junior and senior mineral exploration companies, independent producers and institutional and individual investors who are actively seeking to acquire mineral exploration properties throughout the world together with the equipment, labor and materials required to operate on those properties. Competition for the acquisition of mineral exploration interests is intense with many mineral exploration leases or concessions available in a competitive bidding process in which we may lack the technological information or expertise available to other bidders.

Many of the mineral exploration companies with which we compete for financing and for the acquisition of mineral exploration properties have greater financial and technical resources than those available to us. Accordingly, these competitors may be able to spend greater amounts on acquiring mineral exploration interests of merit or on exploring or developing their mineral exploration properties. This advantage could enable our competitors to acquire mineral exploration properties of greater quality and interest to prospective investors who may choose to finance their additional exploration and development. Such competition could adversely impact our ability to attain the financing necessary for us to acquire further mineral exploration interests or explore and develop our current or future mineral exploration properties.

We also compete with other junior mineral exploration companies for financing from a limited number of investors that are prepared to invest in such companies. The presence of competing junior mineral exploration companies may impact our ability to raise additional capital in order to fund our acquisition or exploration programs if investors perceive that investments in our competitors are more attractive based on the merit of their mineral exploration properties or the price of the investment opportunity. In addition, we compete with both junior and senior mineral exploration companies for available resources, including, but not limited to, professional geologists, land specialists, engineers, camp staff, helicopters, float planes, mineral exploration supplies and drill rigs.

General competitive conditions may be substantially affected by various forms of energy legislation and/or regulation introduced from time to time by the governments of the United States and other countries, as well as factors beyond our control, including international political conditions, overall levels of supply and demand for mineral exploration.

In the face of competition, we may not be successful in acquiring, exploring or developing profitable oil and gas properties or interests, and we cannot give any assurance that suitable oil and gas properties or interests will be available for our acquisition, exploration or development. Despite this, we hope to compete successfully in the oil and gas industry by:

  keeping our costs low;

  relying on the strength of our management’s contacts; and

  using our size and experience to our advantage by adapting quickly to changing market conditions or responding swiftly to potential opportunities.

Intellectual Property

We hold copyright in the contents of our website, www.goldenglobal.ca. However, certain materials licensed from third parties (such as photographs, for example) may appear on our website from time to time. We have not filed for any protection of our trademark, and we do not have any other intellectual property.

Research and Development

We did not incur any research and development expenses during the period from December 9, 2009 (inception) to June 30, 2010.

Reports to Security Holders

Upon effectiveness of this Registration Statement, we will be subject to the reporting and other requirements of the Exchange Act and we intend to furnish our shareholders annual reports containing financial statements audited by our independent registered public accounting firm and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year. After the effectiveness of this Registration Statement we will begin filing Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K and Current Reports on Form 8-K with the Securities and Exchange Commission in order to meet our timely and continuous disclosure requirements. We may also file additional documents with the Commission if they become necessary in the course of our company’s operations.

The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is www.sec.gov.

Government Regulations

The British Columbia Ministry of Energy and Mines governs the operations of all mines with in the province of B.C. The Federal Government has jurisdiction over the Province regarding Fisheries as well as environmental concerns.

There are significant differences in obtaining a permit for a Placer Mine, like the McDame property, verses a permit to Hard Rock Mine. The necessary permitting to Hard Rock Mine can take as long as three years for the operator to become fully permitted where as Placer Mining operations takes 30 to 90 days. The reason for this is the impact Hard Rock Mining can have on the environment and local communities verses Placer Mining. There is no dangerous chemicals or emission required or allowed to be used in Placer Mining and they are a much smaller operation that are usually seasonal compared to Hard Rock Mines that are permanent requiring a large infrastructure.

The first step to be taken in Placer Mining is to have legal possession of the land you are to mine. Then you must apply for a permit and that application is called “Notice of Work and Reclamation Program on a Placer Property”. This application is (presently) forwarded to the Regional Mines Inspector who advises the applicant of any deficiencies if any and advises of the amount of bonding required for reclamation. The bonding amount is usually based on the amount of surface area disturbed and varies from location to location. It is estimated from past experience that the bonding for the McDame project will be somewhere between $5,000.00 and $10,000.00. The bond is used to ensure that proper reclamation takes place and the bond will not be released until such time that is completed and approved by the Mines Inspector.

First Nations are also now involved in the approval of all mining permits and have never to date declined the approval of a Placer Mining permit. Once the Mines Inspector has approved the “Notice of Work and Reclamation Program on a Placer Property” he will authorize the issuance of a permit allowing the applicant to commence operation under the guidelines set forth. These guidelines include but may not be limited to a closed circuit water system for washing the material being processed and the plant and tailings ponds 100 meter distances from any streams or lakes. Tailings ponds to be constructed as set forth in the regulations and the mines site kept in a neat and orderly fashion allowing all equipment to work without endangering operations of one another. There must also be certified environment fuel storage tanks on site and limited fire-fighting equipment such as pick axes, shovels, water spray cans and a first aid attendant with a Level One First Aid Kit, stretcher and backboard available along with Satellite phone communication to local air ambulance and hospitals. The reclamation may be carried out as the mining progresses or at the end of the mining season being no later than November 1st of each year and in the event of abandonment before equipment is removed from property. The Mines Inspector inspects the mining operation once or twice during an operating year.

Environmental Regulations

We are not aware of any material violations of environmental permits, licenses or approvals that have been issued with respect to our operations. We expect to comply with all applicable laws, rules and regulations relating to our business, and at this time, we do not anticipate incurring any material capital expenditures to comply with any environmental regulations or other requirements.

While our intended projects and business activities do not currently violate any laws, any regulatory changes that impose additional restrictions or requirements on us or on our potential customers could adversely affect us by increasing our operating costs or decreasing demand for our products or services, which could have a material adverse effect on our results of operations.

Employees

As of March 9, 2011, we have one full-time employee, our President and CEO, John Hope. He currently contributes approximately 40 hours per week to us. We also have one part time employee, Mr. Wong, our director, Secretary, Treasurer, Chief Financial Offier, and Principal Accounting Officer who contributes approximately 8 hours per week to company business.

We currently engage independent contractors in the areas of accounting and legal services. We plan to engage independent contractors in the areas of marketing, bookkeeping, investment banking and other services including at least 3 part time consultants who will each focus on sales and marketing, business development and investor relations.

Description of Property

Our principal executive offices are located at Suite 201, 17412-105 Ave. NW, Edmonton, Alberta, Canada, T5S 1G4 and we pay rent of approximately $1,000 per month for the use of this space. Our telephone number is 780-443-4652 and our internet site is located at www.golden-resources.ca.

McDame Property

Location and Access

The McDame property is located 120 kilometers north-northeast of the town of Dease Lake, in the north-central part of British Columbia, Canada and 140 kilometers SSW of the town of Watson Lake, Yukon. It is situated on NTS map sheets 104P/05 (B.C. claim map 104 P, 023), at Latitude 59 degrees 16’ 34”N, Longitude 129 degrees 33’ 40”W, and is centered at UTM coordinates 657000 m N and 465000 m E, using the NAD27, Zone 9 datum point. The property consists of two Placer leases and two Placer claims which cover a total area of approximately 182.7 hectares.

Access to the McDame Property is by a paved all-weather road, British Columbia Highway 37 (Stewart-Cassiar Highway) from Watson Lake, Yukon, a distance of 140 kilometers and approximately a 2 hour drive in good weather. Chartered flights can be made into the Cassiar airstrip located at coordinates 453738 E, 6571429 N. Commercial air service is available to Dease Lake and Watson Lake.

The McDame property occupies part of an upland plateau ranging between 800-1300 meters above sea level. Rising above this from 1600 to 2600 meters are the peaks and ridges of the Cassiar mountain range. Within the plateau is the drainage basin of the Dease River. McDame Creek is a major component of this system and flows in a general west to east direction.

The climate is characterized by short, warm summers and long, cold winters. The mining season is anticipated to last between May 1 and September 30, depending on weather conditions.

The property has ample water throughout the summer. Electrical power if required can be accessed from Highway 37 or may be negotiated from the local operating mines. There are only small villages along Highway 37 where some food and accommodation can be found.

ARCTIC OCEAN
PACIFIC OCEAN
CANADA
UNITED STATES
ATLANTIC OCEAN
Gulf of Mexico
Caribbean Sea
Golden Global McDame Project
LEGEND
National boundary
Boundary of state (estado), province, territory
km 0 500 1000
mi 0 500 1000
N
E
S
W

GOLDEN GLOBAL CORPORATION	
McDAME PLACER GOLD PROJECT GENERAL LOCATION MAP	
Scale: As Shown	Date: June 7/2010
Lat. 59° 16'N/Long. 129° 33'W	Drawn By: DJB
Figure 1	
DUNCAN BAIN CONSULTING LTD.

Cassiar Asbestos Mine
Erikkson Gold Mine
Golden Global McDame Project
MT. McDAME
MT. HASKIN
To Watson Lake
NEEDLEPOINT MTN.
JUNIPER MTN.
MT. PENDLETON
COTTONWOOD
RIVER
DEASE
Centreville Abandoned
McDame
Snowy Cr.
Long Lake
Hot Lake
Gallic Lake
65 50000m.N.
45 0000m.E.
130°00'
45'
30'
59°00'
15'

Scale

5.0 km 0 5.0 10.0 km

GOLDEN GLOBAL CORPORATION

McDAME PLACER GOLD PROJECT
REGIONAL LOCATION MAP

Scale: 250,000	Date: June 7/2010	Figure 2
Lat. 59° 16'N/Long. 129° 33'W	Drawn By: DJB	

DUNCAN BAIN CONSULTING LTD.

Ownership Interest

On May 16, 2010 we purchased placer claims #362586 and #363240, located near Cassiar, in the Liard Mining Division of British Columbia, Canada for a total purchase price of $20,010 (Canadian). The purchase price consisted of an initial $10,000 (Canadian) payment in cash and 167,000 shares of our common stock at a value of $0.03 (Canadian) and a subsequent payment of $5,000 (Canadian) to be paid by November 20, 2010, which we paid via a stock issuance on September 27, 2010. The claims we purchased give us the right to explore, mine and produce all minerals lying on the surface of the property. We are also required to pay annual fees to the province of British Columbia of approximately $600 per year per claim.

After the acquisition of placer claims #362586 and #363240, our President and CEO, John Hope registered two additional placer leases: #776902 and #776862 in the name of our company. All four claims are physically connected. All claims are now owned directly by us.

The total amount of land covered by the claims and leases we own is approximately 182.7 hectares. The table below presents the details of the McDame concessions.

Certificate Number	Area (Hectares)	Staking Date	Expiration Date
363240	50	June 7, 1998	June 30, 2011
362586	50	May 14, 1998	June 30, 2011
776902	66.16	May 20, 2010	May 20, 2011
776862	16.54	May 20, 2010	May 20, 2011

History of Previous Operations*

Placer gold was first discovered in McDame Creek in 1874, as part of the Cariboo gold rush farther south. The mining was undertaken by individual operators using primitive shoveling and washing techniques, with some limited drifting into the upper bench of stratified sand and gravel.

Most of the historical gold was recovered from the lower bench on the north side of McDame Creek. The richest ground was the low ground of a series of tributary creeks which covered a stretch of ground from Quartz Creek downstream for 20 kilometers to the old town of Centreville. However, on the Second North Fork (approximately 9 kilometers downstream from our McDame property claims), a tunnel was driven for 160 meters into the old upper channel. Small dredging operations were carried out on McDame Creek around Centreville in the 1920’s, with some success. A small amount of hydraulic mining (cutting and washing of stratified sand and gravel using high pressure water lines) was carried out up-stream at Quartz Creek.

In the early 1930s there was still a large area of untested ground in the creek bed where it cuts across the old channel above old workings. The ground was wet and was considered to need drainage prior to being tested. Since the 1930s only intermittent placer mining operations have been carried out in these creeks.

*The historical information contained in this section of the Prospectus may be found in Bulletin 28 Placer Gold Production of British Columbia by Stuart S. Hall. Galloway J.D., 1932 Annual Report of Mines of the Province of British Columbia, for the year ending 31st December 1931.

SKETCH MAP
McDAME CREEK AREA
LIARD MINING DIVISION.
Scale of Miles
N
S
E
W
6500'
6000'
7000'
5000'-7000'
McDame Creek
McDames Cr.
Trail
old high channel
Approximate
Lake
Snow Cr.
Quartz Cr.
WING'S CAMP 3700'
NEAN'S CABIN 3300'
Pass To Cottonwood creek.
Third North Fork of
Second North Fork
First North Fork
South Fork
CENTREVILLE
Old Claims on Both sides.
Old claim
China bar
PENDLETON CAMP
Good Hope lake
Probable
old channel
Dease river
Road
Trail to Dease and Liard rivers
McDAME POST
2420'
Dease
Three-mile cr.
Six-mile cr.
Ten-mile cr.
To accompany Report by J.T. Mandy, 1931
Resident Mining Engineer.
Prince Rupert, B.C.
B.C. Bureau of Mines.

★ McDame Project

GOLDEN GLOBAL CORPORATION

McDAME PLACER GOLD PROJECT
SKETCH MAP OF PLACER WORK 1931

Scale: As Shown	Date: June 7/2010	Figure 4
Lat. 59° 16'N/Long. 129° 33'W	Drawn By: DJB	

DUNCAN BAIN CONSULTING LTD.

Present Condition of the Property and Current State of Exploration

In the summer of 2009 a test program was undertaken by the property’s previous owner on the McDame area. An area of approximately 90 m long X 6.5 m wide X 3 m deep was mined. This area lies 400 m north of Hwy. 37, in a gorge with a small stream (Deepe Creek) and some old placer workings in it.

We have not undertaken any further exploration on the property since we acquired it, but we do anticipate spending $45,000 on exploration activity in the following 12 months.

We have recently moved a processing plant, water pump, excavator, wheel loader and a fuel truck onto the McDame property in anticipation of further development and exploration on the property. The property also has a tailings pond area that was used by previous owners and we plan to expand to accommodate our operations.

Geology

The McDame Project is underlain by rocks of the Sylvester allochthon, an accreted late Paleozoic to early Mesozoic oceanic terrane. It is comprised of volcanic, sedimentary, and ultramafic rocks of the Mississippian to Triassic Sylvester Group (see diagram below). The allochthon was emplaced onto autochthonous rocks of the North American miogeocline after the Triassic and prior to the mid-Cretaceous; later it was intruded by mid- to Late Cretaceous quartz monzonite of the Cassiar Complex. Gold quartz vein mineralization occurred in the Early Cretaceous.

129°
60°
NORTH
AMERICA
N
TINTINA
FAULT
CASSIAR
TERRANE
KECHIKA
FAULT
CASSIAR
FAULT
CASSIAR
BATHOLITH
Erickson
McDame
Project
59°
SYLVESTER
ALLOCHTHON
INTERMONTANE
BELT
0
25
50
km
130°

GOLDEN GLOBAL CORPORATION		
McDAME PLACER GOLD PROJECT REGIONAL GEOLOGY MAP		
Scale: As Shown	Date: June 7/2010	Figure 5
Lat. 59° 16'N/Long. 129° 33'W	Drawn By: DJB	

DUNCAN BAIN CONSULTING LTD.

No detailed mapping has been carried out on the McDame Project. However, a compilation report by Nelson and Bradford (see diagram below) indicates that this site is in close proximity to the contact between Pennsylvanian to Permian basalt flows and tuffs and Mississippian unit containing basalt, diabase, chert, argillite, calcarenite, sandstone and conglomerate.

The McDame Creek valley is a broad drift-covered trough with a gentle northeast slope. Outcrops are scarce in the valley. Riverbanks are composed of stratified river sands and gravels of Pleistocene and post-glacial origin. Remnants of high terraces occur on both banks. At least three distinct bench flats are observed. These benches occur at 2880 ft, 3130 ft and 3400 ft. Most of the gold was recovered from the lowest bench. The stratified gravels consist of greenstone, serpentinite and granitic rock types. They range from 30 to 60 cm in diameter, particularly immediately above the bedrock, and are interstratified with layers of sand.

In the Quartz Creek area (upstream from the property) unstratified glacial debris 5 to 6 m thick overlies a layer of stratified gravel from 2.5 to 4 m thick which itself lies on bedrock. Above these two layers can be seen a 2 m thick unit of stratified interglacial gravel, on top of which lies Recent alluvium. The third (highest) bench can be traced along the north side of McDame Creek. Old channels of McDame Creek, represented by these three benches, occupied a higher elevation than the current stream.

J.L. Nelson and J.A. Bradford, 1993. BCGS Bulletin 83: Geology of the Midway - Cassiar Area, Northern British Columbia. Legend: **Kgr** Cretaceous Granite; **IIs** Unknown Age Serpentinite; **IIIPP$_{HV}$** Pennsylvanian to Permian Hunter Volcanics; **IITR$_{TMS}$** Triassic Table Mountain Sediments; **IIb** Unknown Age Massiveand pillowed basalt flows, lesser tuff; IIPP$_{VS}$ Pennsylvanian to Permian Basalt flows and tuffs; and **IIM$_{VS}$** Mississippian Basalt, diabase, chert, argillite, calcarenite, sandstone and conglomerate.

N
W
E
S
McDame Project
Erickson/Cusac gold mine
McDame
Erickson
Allan Lake
Callison Lake
Long Lake
Scale
5.0 km
0
5.0
10.0 km
GOLDEN GLOBAL CORPORATION
McDAME PLACER GOLD PROJECT
PROJECT AREA GEOLOGY MAP
Scale: 1:250,000
Date: June 7/2010
Figure 6
Lat. 59° 16'N/Long. 129° 33'W
Drawn By: DJB
DUNCAN BAIN CONSULTING LTD.

Plan of Exploration

We intend to conduct initial exploration on the McDame property by the spring/summer of 2011 as that is the earliest that weather conditions will allow. (1) Exploration will continue on the McDame property in 2011. We have allocated $45,000 as a budget for this program, which will involve test holes to advance and better define the reserves and grade of the property. This program is a one phase program consisting of an excavator, bulldozer testing plant, geologist, two equipment operators and one laborer for one month. The anticipated program costs are broken down as follows:

Operations	Cost ($)
2 equipment operators	10,000
1 general laborer	3,500
1 Geologist	15,000
Rental fee for a bulldozer	10,000
Fuel and miscellaneous	6,500
Total	45,000

We own a testing plant and excavator which are already on the property, so we will not incur additional costs for these items. This is the projected plan recommended by the Directors and Officers of the Company based on cost estimates prepared by John Hope, our President, CEO and Director. The estimates were prepared based on prevailing labor and equipment costs and exploration standards in the Canadian mining industry. The estimates are based on Mr. Hope’s personal analysis and not on third party statistics or evidence. Mr. Hope will be supervising the testing program. We anticipate that we will engage Mr. Duncan J. Bain, Ph. D. P. Geo. a graduate of the University of Western Ontario in London, Canada to guide our exploration and development activities as Mr. Bain has been involved in drafting a report on this property for us. Mr. Bain received a Bachelor of Science degree in Geology in 1977 and received a Ph. D. in Geology from the University of Western Ontario in 2010. Mr. Bain is also a Fellow of the Geological Association of Canada, a member of the Prospectors and Developers Association of Canada for more than 20 years, and has practiced continuously as an exploration, development and mine Geologist since graduating in 1977.

Glossary of Technical Terms

Term	Definition
Allochton	A rock mass formed somewhere other than its present location, which was transported by fault movements, large-scale gravity sliding, or similar processes
Alluvium	sediment deposited by flowing water, especially soil formed in river valleys and deltas from material washed down by the river
Argillite	rock that is made up of clay or silt particles, especially a hardened mudstone
Autochthonous	describes a rock, mineral deposit, or geologic feature that was formed in the area where it is found
Basalt	a dark-green or black rock formed when hot liquid rock from a volcano becomes solid
Calcarenite	a rock formed by the percolation of water through a mixture of calcareous shell fragments and quartz sand causing the dissolved lime to cement the mass together
Chert

a very hard and resistant microcrystalline variety of quartz, SiO2. It is extremely resistant to weathering and remains in the soil that forms from the weathering of dolomite. As the soils are eroded and washed away, the chert remains or gets washed into the streams as gravel bars.

Conglomerate

a rock consisting of individual rock formations within a finer-grained matrix that have become cemented together. Conglomerates are sedimentary rocks consisting of rounded fragments and are thus differentiated from breccias, which consist of angular clasts

Cretaceous

The Cretaceous Period is one of the major divisions of the geologic timescale, reaching from the end of the Jurassic Period (i.e. from 145.5 ± 4.0 million years ago (Ma)) to the beginning of the Paleocene epoch of the Tertiary Period (about 65.5 ± 0.3 Ma).

Diabase	a mafic, subvolcanic rock equivalent to volcanic basalt
Greenstone	a green igneous rock containing the minerals feldspar and hornblende
Jurassic	The Jurassic Period is a major unit of the geologic timescale that extends from about 199.6 ± 0.6 Ma (million years ago) to 145.4 ± 4.0 Ma, the end of the Triassic to the beginning of the Cretaceous.
Mesozoic	the era of geologic time, 248 million to 65 million years ago, during which dinosaurs, birds, and flowering plants first appeared
Miogeocline	An association chiefly of carbonates, shales, and clean sand-stones, with an absence of volcanics. These sediments are thought to have formed in shallow water on a continental margin.
Monzonite

rock that contains abundant and approximately equal amounts of plagioclase and potash feldspar; it also contains subordinate amounts of biotite and hornblende, and sometimes minor quantities of orthopyroxene.

Paleozoic	the era of geologic time, about 570 million to 248 million years ago, during which fish, insects, amphibians, reptiles, and land plants first appeared
Pleistocene	the epoch of geologic time, about 1.6 million to 10,000 years ago, characterized by the disappearance of continental ice sheets and the appearance of humans
Quartz	a common, hard, usually colorless, transparent crystalline mineral with colored varieties
Sandstone	a sedimentary rock made up of particles of sand bound together with a mineral cement

Serpentinite	composed of minerals of the serpentine group. It forms by regional metamorphism of deep-sea rocks from the oceanic mantle
Strata	layers of sediment or layers of sedimentary rock.
Terrane	short-hand term for a tectonostratigraphic terrane, which is a fragment of crustal material formed on, or broken off from, one tectonic plate and accreted or "sutured" to crust lying on another plate.
Triassic	the period of geologic time, 248 million to 206 million years ago, during which reptiles flourished and dinosaurs and evergreen forests first appeared
Ultramafic

also referred to as ultrabasic, rocks are rocks with very low silica content (less than 45%), generally >18% MgO, high FeO, low potassium, and are composed of usually greater than 90% mafic minerals (dark colored, high magnesium and iron content). The Earth's mantle is composed of ultramafic rocks.

Legal Proceedings

We are not aware of any pending or threatened legal proceedings to which we, or our subsidiaries are a party, or of which any of our, or our subsidiaries’ property, is the subject.

Market for Common Equity and Related Stockholder Matters

Market Information

Our common stock is not traded on any exchange. We intend to engage a market maker to apply to have our common stock quoted on the OTC Bulletin Board once this Registration Statement has been declared effective by the SEC; however, there is no guarantee that we will obtain a listing.

There is currently no trading market for our common stock and there is no assurance that a regular trading market will ever develop. OTC Bulletin Board securities are not listed and traded on the floor of an organized national or regional stock exchange. Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers. OTC Bulletin Board issuers are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

To have our common stock listed on any of the public trading markets, including the OTC Bulletin Board, we will require a market maker to sponsor our securities. We have not yet engaged any market maker to sponsor our securities and there is no guarantee that our securities will meet the requirements for quotation or that our securities will be accepted for listing on the OTC Bulletin Board. This could prevent us from developing a trading market for our common stock.

Holders

As of March 9, 2011 there were 112 holders of record of our common stock.

Dividends

To date, we have not paid dividends on shares of our common stock and we do not expect to declare or pay dividends on shares of our common stock in the foreseeable future. The payment of any dividends will depend upon our future earnings, if any, our financial condition, and other factors deemed relevant by our Board of Directors.

Equity Compensation Plans

As of March 9, 2011 we did not have any equity compensation plans.

Financial Statements

Our audited financial statements for the period from December 9, 2009 (inception) to June 30, 2010 follow, commencing on page F-1. Unaudited financial statements for the six months ended December 31, 2010 start on page F-14.

Golden Global Corp.
(An Exploration Stage Company)
Consolidated Financial Statements
Stated in Canadian Dollars

June 30, 2010

Golden Global Corp.
(An Exploration Stage Company)
Consolidated Financial Statements

(unaudited)
Stated in Canadian Dollars

December 31, 2010

K. R. MARGETSON LTD.
CHARTERED ACCOUNTANT

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders,
Golden Global Corp.:

We have audited the accompanying consolidated balance sheet of Golden Global Corp. (an Exploration Stage Company) as of June 30, 2010 and the related consolidated statements of operations, stockholders' equity and cash flows for the period from inception, December 9, 2009 to June 30, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2010 and the results of its operations and its cash flows for the period ended June 30, 2010 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared using accounting principles generally accepted in the Unites States of America assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company had not yet achieved profitable operations and expects to incur further losses in the development of its business, all of which casts substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to their planned financing and other matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

North Vancouver, Canada	/s/ “K R. MARGETSON LTD.”
November 30, 2010	Chartered Accountant

331 East 5th Street	Telephone: 604.929.0819
North Vancouver, BC V7L 1M1	Facsimile: 1.877.874.9583
CANADA	E-Mail: info@krmargetson.com

GOLDEN GLOBAL CORP.
(An Exploration Stage Company)
Consolidated Balance Sheet
As at June 30, 2010

Stated in Canadian dollars

ASSETS
Current
Cash and cash equivalents	$148,241
Sales tax receivable	100
Prepaid expenses	11,000
Total current assets	159,341
Property and equipment
Equipment (Note 3)	156,457
Mineral properties, unproven (Note 4)	2
Deposit on mineral properties (Note 4)	10,000
Total property and equipment	166,459

Total Assets	$325,800

LIABILITES
Current
Accounts payable and accrued liabilitites	$308
Due to related parties (Note 5)	338
Total Liabilities	646

Going concern (Note 1)

STOCKHOLDERS' EQUITY
Capital Stock (Note 6) Authorized: 75,000,000 with a par value of $0.0001 Issued and outstanding 33,020,000 common stock	3,302
Additional paid in capital	366,991
Deficit accumulated during the exploration stage	(45,139)
Total Stockholders' Equity	325,154
Total Liabilities and Stockholders' Equity	$325,800

The accompanying notes to the consolidated financial statements are an integral part of the statements.

GOLDEN GLOBAL CORP.
(An Exploration Stage Company)
Consolidated Statement of Operations
For the Period Ended June 30, 2010

Stated in Canadian dollars

From
December 9, 2009
(Date of Inception) to
June 30, 2010

Expenses
Administration fees	$8,400
Consulting fees	18,232
Depreciation	17,384
Professional fees	308
Filing fees	360
Office and general	455
45,139
Net loss and comprehensive loss for the period	$(45,139)

Basic and diluted income (loss) per share	$(0.003)
Weighted average number of shares outstanding	15,517,301

The accompanying notes to the consolidated financial statements are an integral part of the statements.

GOLDEN GLOBAL CORP.
(An Exploration Stage Company)
Consolidated Statement of Stockholders’ Equity
For the Period Ended June 30, 2010

Stated in Canadian dollars

			Additional
	Common Stock		Paid in	Accumulated	Shareholders'
	Shares	Amount	Capital	Deficit	Equity
Balance, December 9, 2009	-	$-	$-	$-	$-

December 10, 2009, issue of shares for cash at $.0001/sh	8,500,000	850	-	-	850

December 12, 2009, issue of shares for equipment and mineral rights	18,000,000	1,800	172,043	-	173,843

March 1, 2010, issue of shares for cash at $.03/sh	1,175,000	118	35,133	-	35,250

April 15, 2010, issue of shares for cash at $.03/sh	1,885,000	189	56,362	-	56,550

June 4, 2010 issue of shares for cash at $.03/sh	3,460,000	346	103,454	-	103,800

Net loss and comprehensive loss for the period	-	-	-	(45,139)	(45,139)

Balance, June 30, 2010	33,020,000	$3,302	$366,991	$(45,139)	$325,154

The accompanying notes to the consolidated financial statements are an integral part of the statements.

GOLDEN GLOBAL CORP.
(An Exploration Stage Company)
Consolidated Statement of Cash Flows
For the Years Ended June 30, 2010
Stated in Canadian dollars

From December
9, 2009(Date of
Inception) to June 30,
2010

Operating activities
Net loss for period	$(45,139)
Depreciation	17,384
Changes in non-cash working capital balances
Sales tax receivable	(100)
Prepaid expenses	(11,000)
Accounts payable and accrued liabilitites	308
Net cash provided by (used in) operating activities	(38,547)

Financing activities
Capital stock	196,450
Due to related parties	338
Net cash provided by financing activities	196,788

Investing activities
Deposit on mineral property	(10,000)
Net cash used by investing activities	(10,000)

Increase (decrease) in cash and cash equivalents during the period	148,241
Cash and cash equivalents, beginning of the period	-

Cash and cash equivalents, end of the period	$148,241

Supplemental cash flow information
Non-cash financing activities
- 18,000,000 shares issued for equipment of $173,841 and $2 for mineral rights
- Income taxes paid	$-
- Interest paid	$-

The accompanying notes to the consolidated financial statements are an integral part of the statements.

Note 1 – Nature and Continuance of Operations

Golden Global Corp. ("the Company") was incorporated in the State of Nevada, USA on December 9, 2009. It owns a 100% interest in Golden Global Mining Corporation which was incorporated in the Province of Alberta, Canada on January 10, 2010. The Company is in the exploration stage and it is currently looking at developing properties it has acquired in British Columbia, Canada.

The Company has adopted June 30 as its fiscal year end.

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next fiscal year. Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. At June 30, 2010, the Company had not yet achieved profitable operations and has accumulated losses of $45,139 since its inception. The Company expects to incur further losses in the development of its business, all of which casts substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management anticipates that additional funding will be in the form of equity financing from the sale of common stock. Management may also seek to obtain short-term loans from the directors of the Company. There are no current arrangements in place for equity funding or short-term loans.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The Company’s financial statements included herein are prepared under the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America. These consolidated financial statements include the Company’s wholly owned subsidiary, Golden Global Mining Corporation, and 100% of its assets, liabilities and net income or loss. All intercompany accounts and transactions have been eliminated

Development Stage Company

The Company is a development stage company as defined in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 205-915, Development Stage Entities. The Company is still in the developmental stage, devoting substantially all of its present efforts to establishing its business. Its planned principal operations have not commenced, as only one subsidiary has started to realize some revenues but has not achieved full operations. All losses accumulated since inception have been considered as part of the Company’s development stage activities.

Note 2 – Summary of Significant Accounting Policies (continued)

Functional Currency

The Company’s functional currency is the Canadian dollar. All amounts shown on these statements are stated in Canadian dollars.

Revenue Recognition

The Company recognizes revenue when a contract is in place, minerals are delivered to the purchaser and collectability is reasonably assured.

Fair Value Measurements

The Company follows FASB ASC 820, Fair Value Measurements and Disclosures, for all financial instruments and non-financial instruments accounted for at fair value on a recurring basis. This accounting standard established a single definition of fair value and a framework for measuring fair value, sets out a fair value hierarchy to be used to classify the source of information used in fair value measurement and expands disclosures about fair value measurements required under other accounting pronouncements. It does not change existing guidance as to whether or not an instrument is carried at fair value. The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities, which are required to be recorded at fair value, the Company considers the principal or most advantageous market in which the Company would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as inherent risk, transfer restrictions and credit risk. The Company has adopted FASB ASC 825, Financial Instruments, which allows companies to choose to measure eligible financial instruments and certain other items at fair value that are not required to be measured at fair value. The Company has not elected the fair value option for any eligible financial instruments.

Financial Instruments

The carrying values of cash and cash equivalents, accounts payable and accrued liabilities and due to related parties approximate fair value because of the short-term nature of these instruments.

The Company has cash balances at well-known financial institutions. Balances in Canadian dollars at Canadian institutions are protected by insurance up to specified amount. Amounts not at Canadian institutions and /or over those specified amounts are subject to risk. At June 30, 2010, the amount not covered by insurance was $48,241.

Management is of the opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

Note 2 – Summary of Significant Accounting Policies (continued)

Mineral Property Acquisition Costs and Exploration Expenses

Mineral property exploration costs are charged to operations as incurred. Mineral property acquisition costs are initially capitalized when incurred and are amortized using the units-of-production method over the estimated life of probable, proven reserves. If mineral rights are abandoned or estimated to be impaired, any capitalized costs will be charged to operations.

Environmental Costs

Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Generally, the timing of these accruals coincides with the earlier of:

i)	completion of a feasibility study; or

ii)	the Company’s commitment to a plan of action based on the then known facts.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents. As at June 30, 2010, the Company did not have any cash equivalents.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Management makes its best estimate of the ultimate outcome for these items based on historical trends and other information available when the financial statements are prepared. Changes in estimates are recognized in accordance with the accounting rules for the estimate, which is typically in the period when new information becomes available to management. Actual results could differ from those estimates.

Derivative Instruments

The Company accounts for derivative instruments according to FASB ASC topic 815 Derivative and Hedging. This standard establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and also for hedging activities.

If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of

Note 2 – Summary of Significant Accounting Policies (continued)

Derivative Instruments (continued)

(i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. The Company has not entered into derivatives contracts to hedge existing risks or for speculative purposes.

During the year ended June 30, 2010, the Company does not possess a derivative instrument, which the Company accounts for under this FASB ASC topic.

Basic and Diluted Net Income (Loss) Per Share

The Company computes net loss per share in accordance with FASB ASC Topic 260, Earnings Per Share. This topic requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding during the year. Diluted EPS gives effect to all dilutive potential common shares outstanding during the year including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing diluted EPS, the average stock price for the year is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential common shares if their effect is anti dilutive.

Noncash Transaction in Capital Stock

The Company follows the guidelines under FASB ASC Topic 845-10-30-3, Nonmonetary transactions, when the fair value of neither the assets received nor the assets relinquished is determinable within reasonable limits.

Equipment

Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method based upon the useful lives of the assets, estimated to be 5 years. Improvements and betterments are capitalized if they extend the useful life of the asset. Repair and maintenance costs are charged to expense as incurred. Gain (loss) related to retirement or disposition of fixed assets is recognized in the period which the gain (loss) occurs.

Note 2 – Summary of Significant Accounting Policies (continued

Impairment of long-lived assets

The Company evaluates the recoverability of the net carrying value of its equipment and identifiable intangible assets with definite lives, whenever certain events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable, by comparing the carrying values to the estimated future undiscounted cash flows. A deficiency in cash flows relative to the carrying amounts is an indication of the need for a write-down due to impairment. The impairment write-down would be the difference between the carrying amounts and the fair value of these assets. A loss on impairment would be recognized as a charge to earnings.

Income Taxes

The Company follows FASB ASC Topic 820, “Income Taxes” which requires the use of the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carry forwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled.

Recent Accounting Pronouncements

In October 2009, the FASB has published ASU 2009-13, “Revenue Recognition (Topic 605)-Multiple Deliverable Revenue Arrangements”, which addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. Specifically, this guidance amends the criteria in Subtopic 605-25, “Revenue Recognition-Multiple-Element Arrangements”, for separating consideration in multiple-deliverable arrangements. This guidance establishes a selling price hierarchy for determining the selling price of a deliverable, which is based on: (a) vendor-specific objective evidence; (b) third-party evidence; or (c) estimates. This guidance also eliminates the residual method of allocation and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method and also requires expanded disclosures. The guidance in this update is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial position and results of operations.

In January 2010, the FASB issued Accounting Standards Update (“ASU”) 2010-06 which is intended to improve disclosures about fair value measurements. The guidance requires entities to disclose significant transfers in and out of fair value hierarchy levels, the reasons for the transfers and to present information about purchases, sales, issuances and settlements separately in the reconciliation of fair value measurements using significant unobservable inputs (Level 3).

Note 2 – Summary of Significant Accounting Policies (continued

Recent Accounting Pronouncements (continued)

Additionally, the guidance clarifies that a reporting entity should provide fair value measurements for each class of assets and liabilities and disclose the inputs and valuation techniques used for fair value measurements using significant other observable inputs (Level 2) and significant unobservable inputs (Level 3). The Company has applied the new disclosure requirements as of January 1, 2010, except for the disclosures about purchases, sales, issuances and settlements in the Level 3 reconciliation, which will be effective for interim and annual periods beginning after December 15, 2010. The adoption of this guidance has not had and is not expected to have a material impact on the Company’s financial statements.

Note 3 - Equipment

On December 12, 2009, the company purchased two mineral properties and mining equipment from a company with common officers through the issuance of 18,000,000 shares. The equipment has been recorded at the vendor’s carrying value.

A breakdown of equipment is as follows:

		Accumulated	Net Book
	Cost	Depreciation	Value

Furntiture and fixtures	$1,090	$109	$981
Mining equipment	171,688	17,169	154,519
Computers	1,063	106	957
	$173,841	$17,384	$156,457

Note 4 – Mineral Properties

The mineral properties purchased through the issuance of 18,000,000 shares as referenced above, are located in British Columbia, Canada and are referred to as Thibert Creek and Dynasty. The purchase has been recorded at the vendor’s carrying value.

On May 16, 2010, the Company made a $10,000 deposit on property known as the McDame property, which includes placer claims #362586 and #363240 located near Cassiar, in the Liard Mining Division of British Columbia, Canada. The Company agreed to pay a further $5,000 in cash and to issue 167,000 common shares. On September 27, 2010, the agreement was amended to increase the number of common shares issued by 166,667 to 333,667 in lieu of the cash payment.

Note 5 – Related Parties – balances and transactions

Amounts due to related parties represent advances made on demand but without interest.

During the period, the Company paid $15,132 for consulting services to a company with common officers. The transaction was carried out at amounts agreed upon by the parties.

Note 6 - Capital Stock

On December 10, 2009, the Company’s directors approved the issuance of 8,500,000 common stock at $.0001 per share for total cash proceeds of $850.

On December 12, 2009, the Company’s directors approved the issuance of 18,000,000 common stock for equipment and mineral property with a total value of $173,843. (See notes 3 and 4.)

On March 12, 2010, the Company’s directors approved the issuance of 1,175,000 common stock at $.03 per share for total cash proceeds of $35,250.

On April 15, 2010, the Company’s directors approved the issuance of 1,885,000 common stock at $.03 per share for total cash proceeds of $56,550.

On June 4, 2010, the Company’s directors approved the issuance of 3,460,000 common stock at $.03 per share for total cash proceeds of $103,800.

As of June 30, 2010, there are no share options or warrants outstanding.

Note 7 – Income Taxes

Potential benefits of income tax losses have not been recognized in these financial statements because the Company cannot be assured it is more likely-than-not it will utilize the net operating losses carried forward in future years.

Income tax recovery differs from that which would be expected by applying the effective rates to net income (loss) as follows:

Note 7 – Income Taxes (continued)

From date of
Inception,
December 9, 2009
to June 30, 2010

Net loss for the period	$(45,139)
Statutory and effective rates	15% - 30%

Income tax recovery at effective rate	(11,543)
Effect of temporary differences	2,442
Tax loss carry-forward deferred	9,101

Corporate income tax recovery recognized in the accounts	$-

The Company has accumulated net operating losses totaling approximately $36,000 for income tax purposes which expire starting in 2030. The components of the net deferred tax asset at June 30, 2010 and the effective tax rate and the amount of the valuation allowance are scheduled below:

Tax losses carried forward	$36,447

Statutory and effective tax rate	15% - 30%
Deferred tax asset	$9,101
Valuation allowance	(9,101)

Net deferred tax asset	$-

Note 8 – Subsequent event

The following event occurred after the year end and had not been disclosed elsewhere in theses financial statements:

On September 28, 2010, the Company’s directors approved the issuance of 593,750 common stock at $.08 per share for total cash proceeds of $47,500.

Note 9 – Event (unaudited) subsequent to the date of the Independent Auditor’s report

On November 30, 2010, the Company’s 100% wholly owned subsidiary, Golden Global Mining Corporation, closed a private placement of 420,000 preferred shares at $0.10 per share for a gross proceed of $42,000. On February 18, 2011 a second placement was completed for an additional 265,000 preferred shares for a gross proceed of $26,500. These shares bear a cumulative dividend of 8% per annum and are redeemable at the option of the Company on or before the first year anniversary from the date of closing.

Golden Global Corporation
(An Exploration Stage Company)
Consolidated Balance Sheets (Unaudited)
As at December 31, 2010 and June 30, 2010
Stated in Canadian dollars

	December 30,	June 30,
	2010	2010
ASSETS
Current
Cash and cash equivalents	$99,471	$148,241
Sales tax receivable	3,725	100
Prepaid expenses	1,280	11,000
Total current assets	104,476	159,341
Property and equipment
Equipment (Note 4)	175,892	156,457
Minerial properties, unproven (Note 5)	26,249	2
Deposit on mineral properties	-	10,000
Total property and equipment	202,141	166,459
Total Assets	$306,617	$325,800

LIABILITIES
Current
Accounts payable and accrued liabilities	$12,337	$308
Due to related parties	338	338
Total Liabilities	12,675	646
Going concern (Note 1)
STOCKHOLDERS' EQUITY
Capital Stock (Note 7) Authorized: 75,000,000 with a par value of $0.0001 Issued and outstanding: 33,947,417 common stock (33,020,000 at June 30)	3,395	3,302
Additional paid in capital	424,409	366,991
Deficit accumulated during the exploration stage	(196,906)	(45,139)
	230,897	325,154
Equity attributable to noncontrolling interest	63,045	-
Total Stockholders' Equity	293,942	325,154
Total Liabilites and Stockholders' Equity	$306,617	$325,800

See Accompanying Notes

Golden Global Corporation
(An Exploration Stage Company)
Consolidated Statements of Operations (Unaudited)
For the three and six months ended December 31, 2010 and
From December 10, 2009 (Inception) to December 31, 2010
Stated in Canadian dollars

			From
			December 9,
			2009
	3 months ended	6 months ended	(Inception) to
	December 31,	December 31,	December 31,
	2010	2010	2010

Expenses
Administration fees	$8,775	$15,075	$23,475
Consulting fees	4,934	7,434	25,666
Depreciation	10,737	21,475	38,859
Professional fees	18,795	35,463	35,771
Office and general	25,565	56,737	57,097
Travel expenses	-	15,598	16,053
	(68,806)	(151,782)	(196,921)
Other Items
Interest income	15	15	15
	15	15	15
Net loss for period	(68,791)	(151,767)	(196,906)
Dividend attibuted to noncontolling interest	285	285	285

Net loss available to equity shareholders	$(69,076)	$(152,052)	$(197,191)

Basic and diluted income (loss) per share	$(0.002)	$(0.005)
Weighted average number of shares outstanding	33,947,417	33,495,603

See Accompanying Notes

Golden Global Corporation
(An Exploration Stage Company)
Consolidated Statement of Stockholder's Equity (Unaudited)
For the period ended December 31, 2010
Stated in Canadian dollars

					Equity
					attributable to	Equity
			Additional		Golden Global	attributable to
	Common Stock		Paid in	Accumulated	Corp	noncontrolling
	Shares	Amount	Capital	Deficit	Shareholders	interests	Equity
Balance, December 10, 2009	-	$-	$-	$-	$-	$-	$-
December 10, 2009, issue of shares for cash at $.0001/sh	8,500,000	850	-	-	850	-	850
December 12, 2009, issue of shares for equipment and mineral rights	18,000,000	1,800	172,043	-	173,843	-	173,843
March 1, 2010, issue of shares for cash at $.03/sh	1,175,000	118	35,183	-	35,300	-	35,300
April 15, 2010, issue of shares for cash at $.03/sh	1,885,000	189	56,312	-	56,500	-	56,500
June 4, 2010 issue of shares for cash at $.03/sh	3,460,000	346	103,454	-	103,800	-	103,800
Loss for the period	-	-	-	(45,139)	(45,139)	-	(45,139)
Balance, June 30, 2010	33,020,000	3,302	$366,991	$(45,139)	$325,154	$-	$325,154

See Accompanying Notes

Golden Global Corporation
(An Exploration Stage Company)
Consolidated Statement of Stockholder's Equity (Unaudited) (Continued)
For the period ended December 31, 2010
Stated in Canadian dollars

					Equity
					attributable to	Equity
			Additional		Golden Global	attributable to
	Common Stock		Paid in	Accumulated	Corp	noncontrolling
	Shares	Amount	Capital	Deficit	Shareholders	interests	Equity

Balance, June 30, 2010	33,020,000	$3,302	$366,991	$(45,139)	$325,154	$-	$325,154
September 27, 2010 issue of shares for McDame property	333,667	33	9,977	-	10,010	-	10,010
September 28, 2010 issue of shares for cash at $.08/sh	593,750	59	47,441	-	47,500	-	47,500
November 30, 2010, issue of 420,000 peferred shares for cash at $.10/sh					-	38,830	38,830
December 30, 2010, cash received on subscription for 265,000 preferred shares to be issued at $.10/sh					-	24,500	24,500
Loss for the period	-	-	-	(151,767)	(151,767)		(151,767)
Dividends				-	-	(285)	(285)
Balance, December 31, 2010	33,947,417	$3,395	$424,409	$(196,906)	$230,897	$63,045	$293,942

See Accompanying Notes

Golden Global Corporation
(An Exploration Stage Company)
Consolidated Statements of Cash Flows (Unaudited)
For the six months ended December 31, 2010 and
From December 10, 2009 (Inception) to December 31, 2010
Stated in Canadian dollars

		From
		December 9,
		2009
	6 months ended	(Inception) to
	December 31,	December 31,
	2010	2010
Operating activities
Net loss for period	$(151,767)	$(196,906)
Depreciation	21,475	38,859
Changes in non-cash working capital balances
Sales tax receivable	(3,625)	(3,725)
Prepaid expenses	9,720	(1,280)
Accounts payable and accrued liabilities	12,029	12,337
Net cash provided by (used in) operating activities	(112,168)	(150,715)
Financing activities
Common share issued	47,500	243,950
Preferred shares issued to noncontrolling interest	38,830	38,830
Subscriptions received on preferred shares to
noncontrolling interests	24,500	24,500
Dividends to noncontrolling interest	(285)	(285)
Due to related parties	-	338
Net cash proved by (used in) financing activities	110,545	307,333
Investing activities
Mineral properties	(6,237)	(16,237)
Equipment purchase	(40,910)	(40,910)
Net cash proved by (used in) investing activities	(47,147)	(57,147)
Increase (decrease) in cash and
cash equivalents during the period	(48,770)	99,471
Cash and cash equivalents, beginning of the period	148,241	-
Cash and cash equivalents, end of the period	$99,471	$99,471

Supplemental disclosures – Note 4

See Accompanying Notes

GOLDEN GLOBAL CORP.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
December 31, 2010
Stated in Canadian dollars

Note 1 – Nature and Continuance of Operations

Golden Global Corp. ("the Company") was incorporated in the State of Nevada, USA on December 10, 2009. It owns a 100% interest in Golden Global Mining Corporation which was incorporated in the Province of Alberta, Canada on January 10, 2010. The Company is in the exploration stage and it is currently looking at developing properties it has acquired in British Columbia, Canada.

The Company has adopted June 30 as its fiscal year end.

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next fiscal year. Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. At December 31, 2010, the Company had not yet achieved profitable operations and has accumulated losses of $196,906 since its inception. The Company expects to incur further losses in the development of its business, all of which casts substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management anticipates that additional funding will be in the form of equity financing from the sale of common stock. Management may also seek to obtain short-term loans from the directors of the Company. There are no current arrangements in place for equity funding or short-term loans.

Note 2 – Interim Reporting

While the information presented in the accompanying interim six months consolidated financial statements is unaudited, it includes all adjustments, which are, in the opinion of management, necessary to present fairly the financial position, results of operations and cash flows for the interim periods presented in accordance with accounting principles generally accepted in the United States of America. These interim financial statements follow the same accounting policies and methods of their application as the Company’s June 30, 2010 annual consolidated financial statements. All adjustments are of a normal recurring nature. It is suggested that these interim consolidated financial statements be read in conjunction with the Company’s June 30, 2010 annual consolidated financial statements. Operating results for the three and six months ended December 31, 2010 are not necessarily indicative of the results that can be expected for the year ended June 30, 2011.

The consolidated financial statements, which include the Company and its subsidiary, Golden Global Mining Corporation are prepared under the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America. All significant inter-company accounts and transactions have been eliminated. The consolidated financial statements include 100% of the assets, liabilities, and net income or loss of its wholly-owned subsidiary.

Note 3 – Accounting policies

There have been no changes in accounting policies from those disclosed in the notes to the audited consolidated financial statements for the period ended June 30, 2010.

Functional Currency

The Company’s functional currency is the Canadian dollar. All amounts shown on these statements are stated in Canadian dollars.

Development Stage Company

The Company is a development stage company as defined in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 205-915, Development Stage Entities. The Company is still in the developmental stage, devoting substantially all of its present efforts to establishing its business. Its planned principal operations have not commenced, as only one subsidiary has started to realize some revenues but has not achieved full operations. All losses accumulated since inception have been considered as part of the Company’s development stage activities.

Financial Instruments

The carrying values of cash and cash equivalents, accounts payable and accrued liabilities and due to related parties approximate fair value because of the short-term nature of these instruments.

The Company has cash balances at well-known financial institutions. Balances in Canadian dollars at Canadian institutions are protected by insurance up to specified amount. Amounts not at Canadian institutions and /or over those specified amounts are subject to risk. At December 31, 2010, the amount not covered by insurance was $23,257. ($48,241 was not covered by insurance as at June 30, 2010.)

Management is of the opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

Recent Accounting Pronouncements

The Company adopts new pronouncements relating to generally accepted accounting principles applicable to the Company as they are issued, which may be in advance of their effective date. Management does not believe that any recently issued, but not yet effective accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

Note 4 – Supplemental Cash Flow Disclosures

		From
		December 9,
		2009
	6 months ended	(Inception) to
	December 31,	December 31,
	2010	2010

Non-cash financing activities
- 18,000,000 shares issued for equipment of $173,841 and $2 for mineral rights		$173,843
- 333,667 shares issued for McDame property	$10,010	$10,010
- Income taxes paid	$-	$-
- Interest paid	$-	$-

Note 5 - Equipment

Equipment is capitalized and depreciated on a straight-line basis over 5 years.

A breakdown of equipment is as follows:

As at December 31, 2010

		Accumulated	Net Book
	Cost	Depreciation	Value

Furniture and fixtures	$1,090	$218	$872
Mining equipment	212,599	38,429	174,170
Computers	1,063	213	850
	$214,752	$38,860	$175,892

As at June 30, 2010

		Accumulated	Net Book
	Cost	Depreciation	Value

Furniture and fixtures	$1,090	$109	$981
Mining equipment	171,688	17,169	154,519
Computers	1,063	106	957
	$173,841	$17,384	$156,457

Note 6 – Mineral Property

On December 12, 2009, the Company purchased two mineral properties and mining equipment in British Columbia, Canada, from a company with common officers through the issuance of 18,000,000 shares. The properties purchased are the Thibert Creek and Dynasty claims and were recorded at the carrying value of the vendor.

On May 16, 2010, the Company made a $10,000 deposit on property known as the McDame property, which includes placer claims #362586 and #363240 located near Cassiar, in the Liard Mining Division of British Columbia, Canada. The Company finalized the purchase of the claims on September 27, 2010 through the issuance of 333,667 shares representing an agreed value of $10,010.

On October 29, 2010, the Company paid $6,237 in order to keep mineral claims active until March 31, 2011

Note 7 – Related Parties – balances and transactions

Amounts due to related parties represent advances made on demand but without interest.

During the six month period ended December 31, 2010, the Company paid $19,000 for management and consulting services to a director. $15,132 was paid for consulting services to a company with common officers during the period from December 10, 2009 to June 30, 2010.

In addition, during the three month period ended December 31, 2010, $8,933 was paid to the same company for expense re-imbursements.

Note 8 - Capital Stock – common shares

On December 10, 2009, the Company’s directors approved the issuance of 8,500,000 common stock at $.0001 for total cash proceeds of $850. Receipt of the funds was completed on May 21, 2010.

On December 12, 2009, the Company’s directors approved the issuance of 18,000,000 common stock for equipment and mineral property with a total value of $173,843.

On March 10, 2010, the Company’s directors approved the issuance of 1,175,000 common stock for total cash proceeds of $35,250.

On April 15, 2010, the Company’s directors approved the issuance of 1,885,000 common stock for total cash proceeds of $56,550.

On June 4, 2010, the Company’s directors approved the issuance of 3,460,000 common stock for total cash proceeds of $103,800.

On September 27, 2010, the Company’s directors approved the issuance of 333,667 common stock for mineral properties with a value of $10,010.

On September 28, 2010, the Company’s directors approved the issuance of 593,750 common stock for total cash proceeds of $47,500.

As of December 31, 2010, there are no share options or warrants outstanding.

Note 9 – Preferred Shares and subsequent event

On November 30, 2010, the Company’s 100% wholly owned subsidiary, Golden Global Mining Corporation, closed a private placement of 420,000 preferred shares at $0.10 per share for a gross proceed of $42,000. These shares bear a cumulative dividend of 8% per annum and are redeemable at the option of the Company on or before the first year anniversary from the date of closing. Subsequent to the period ended December 31, 2010, a second closing has been completed on February 18, 2011 for an additional 265,000 preferred shares for a gross proceed of $26,500. The shares for the second closing also bear a cumulative dividend of 8% per annum and are redeemable at the option of the Company on or before the second year anniversary from the date of closing.

Management's Discussion and Analysis of Financial Position and Results of Operations

The following discussion should be read in conjunction with our financial statements, including the notes thereto, appearing elsewhere in this Prospectus. The discussion of results, causes and trends should not be construed to imply any conclusion that these results or trends will necessarily continue into the future. All references to currency ($) are made to Canadian dollars as the Canadian dollar is the Company’s functional currency.

Forward Looking Statements

This Prospectus contains certain forward-looking statements. All statements other than statements of historical fact are “forward-looking statements” for the purposes of this Prospectus, including any projections of earnings, revenues, or other financial items; any statements of the plans, strategies, and objectives of management for future operation; any statements concerning proposed new products, services, or developments; any statements regarding future economic conditions or performance; statements of belief; and any statements of assumptions underlying any of the foregoing. Such forward-looking statements are subject to inherent risks and uncertainties and actual results could differ materially from those anticipated by the forward-looking statements.

Liquidity and Capital Resources

Year ended June 30, 2010

As of June 30, 2010 we had $148,241 in cash, current assets of $159,341, current liabilities of $646 and working capital of $158,785. As of June 30, 2010 we had total assets of $325,800 and total liabilities of $646.

During the period from December 9, 2009 (inception) to June 30, 2010 we spent net cash of $38,547 on operating activities and received net cash of $196,788 from financing activities comprised of $196,450 in proceeds from the issuance of our common stock and $338 due to related parties. During this period we also spent $10,000 in investing activities in the form of deposits on mineral properties.

During the period from December 9, 2009 (inception) to June 30, 2010 we experienced a $148,241 net increase in cash.

We anticipate that we will meet our ongoing cash requirements through equity or debt financing. We estimate that our expenses over the next 12 months (beginning October 2010) will be approximately $225,000 as described in the table below. The estimates were prepared by John Hope, our President, CEO and Director, and take into consideration our disclosed plan to carry out explorations on the McDame property, which will include payment of fees to employees as well as consultants. The estimates were prepared based on prevailing labour and equipment costs and exploration standards in the Canadian mining industry. The estimates are based on Mr. Hope’s personal analysis and not on third party statistics or evidence. The estimates may change significantly depending on the nature of our future business activities and our ability to raise capital from shareholders or other sources.

Description	Estimated Completion Date	Estimated Expenses ($)
Legal and accounting fees	12 months	70,000
Exploration expenses	12 months	40,000
Investor relations and capital raising	12 months	5,000
Management and operating costs	12 months	45,000
Salaries and consulting fees	12 months	35,000
Fixed asset purchases	12 months	10,000
General and administrative expenses	12 months	20,000
Total		225,000

We intend to meet our cash requirements for the next 12 months through a combination of debt financing and equity financing by way of private placements. We currently do not have any arrangements in place to complete any private placement financings and there is no assurance that we will be successful in completing any such financings on terms that will be acceptable to us.

If we are not able to raise the full $225,000 to implement our business plan as anticipated, we will scale our business development in line with available capital. Our primary priority will be to retain our reporting status with the SEC which means that we will first ensure that we have sufficient capital to cover our legal and accounting expenses. Once these costs are accounted for, in accordance with how much financing we are able to secure, we will focus on product acquisition, testing and servicing costs as well as marketing and advertising of our products. We will likely not expend funds on the remainder of our planned activities unless we have the required capital.

Period Ended December 31 , 2010

As of December 31, 2010 we had $99,471 in cash, current assets of $104,476, current liabilities of $12,675 and working capital of $91,801. As of December 31, 2010 we had total assets of $306,617 and total liabilities of $12,675.

During the three month period ended December 31, 2010 we spent net cash of $112,168 on operating activities and received net cash of $110,545 from financing activities entirely of cash received for issuances of our common stock and our subsidiary’s preferred preferred stock. During this period we also spent $47,147 in investing activities in the form of purchases of equipment.

During the three month period ended December 31, 2010 we experienced a $48,770 net decrease in cash, mostly due to the equipment purchases.

On November 30, 2010 we sold 685,000 shares of preferred stock in our wholly owned subsidiary, Golden Global Mining Corporation, to non-US investors at a price of $0.10 per share for cash proceeds of $68,500.

Results of Operations

For the period from inception to June 30, 2010

Lack of Revenues

We have limited operational history. From our inception on December 9, 2009 to June 30, 2010 we did not generate any revenues. As a mineral exploration company, we anticipate that we will incur substantial losses for the foreseeable future and do not believe we will be able generate revenues during the next 12 months.

Expenses

For the period from December 9, 2009 (inception) to June 30, 2010 our expenses were as follows:

Type of Expense	($)
Administration fees	8,400
Consulting fees	18,232
Depreciation	17,384
Professional fees	308
Filing fees	360
Office and general	455

During the period from December 9, 2009 (inception) to June 30, 2010 our total expenses were $45,139.

Net Loss

For the period from December 9, 2009 (inception) to June 30, 2010 we incurred a net loss of $45,139.

Three months ended December 31 , 2010

Lack of Revenues

We have limited operational history. From our inception on December 9, 2009 to December 31 , 2010 we did not generate any revenues. As a mineral exploration company, we anticipate that we will incur substantial losses for the foreseeable future and do not believe we will be able generate revenues during the next 12 months.

Expenses

For the three month period ended December 31, 2010 our expenses were as follows:

Type of Expense	($)
Administration fees	8,775
Consulting fees	4,934
Depreciation	10,737
Professional fees	18,795
Travel Expenses	-
Office and general	25,565

During the three month period ended December 31, 2010 our total expenses were $ 68,806.

Net Loss

For the three month period ended December 31, 2010 we incurred a net loss of $ 68,791.

Three months ended December 31, 2010

Lack of Revenues

We have limited operational history. From our inception on December 9, 2009 to December 31, 2010 we did not generate any revenues. As a mineral exploration company, we anticipate that we will incur substantial losses for the foreseeable future and do not believe we will be able generate revenues during the next 12 months.

Expenses

For the six month period ended December 31, 2010 our expenses were as follows:

Type of Expense	($)
Administration fees	15,075
Consulting fees	7,434
Depreciation	21,475
Professional fees	35,463
Travel Expenses	15,598
Office and general	56,737

During the six month period ended December 31, 2010 our total expenses were $151,782.

Net Loss

For the six month period ended December 31, 2010 we incurred a net loss of $151,767.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our stockholders.

Inflation

The effect of inflation on our revenues and operating results has not been significant.

Critical Accounting Policies

Our financial statements are affected by the accounting policies used and the estimates and assumptions made by management during their preparation. A complete listing of these policies is included in Note 2 of the notes to our financial statements for the period from December 9, 2009 (inception) to June 30, 2010. We have identified below the accounting policies that are of particular importance in the presentation of our financial position, results of operations and cash flows, and which require the application of significant judgment by management.

Fair Value Measurements

We follow FASB ASC 820, Fair Value Measurements and Disclosures, for all financial instruments and non-financial instruments accounted for at fair value on a recurring basis. This accounting standard established a single definition of fair value and a framework for measuring fair value, sets out a fair value hierarchy to be used to classify the source of information used in fair value measurement and expands disclosures about fair value measurements required under other accounting pronouncements. It does not change existing guidance as to whether or not an instrument is carried at fair value. We define fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities, which are required to be recorded at fair value, we consider the principal or most advantageous market in which we would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as inherent risk, transfer restrictions and credit risk. We have adopted FASB ASC 825, Financial Instruments, which allows companies to choose to measure eligible financial instruments and certain other items at fair value that are not required to be measured at fair value. We have not elected the fair value option for any eligible financial instruments.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Management makes its best estimate of the ultimate outcome for these items based on historical trends and other information available when the financial statements are prepared. Changes in estimates are recognized in accordance with the accounting rules for the estimate, which is typically in the period when new information becomes available to management. Actual results could differ from those estimates.

Basic and Diluted Net Income (Loss) Per Share

We compute net loss per share in accordance with FASB ASC Topic 260, Earnings Per Share. This topic requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding during the year. Diluted EPS gives effect to all dilutive potential common shares outstanding during the year including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing diluted EPS, the average stock price for the year is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential common shares if their effect is anti dilutive.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

We have not had any changes in or disagreements with our independent public accountants since our inception.

Directors and Executive Officers

Directors and Officers

Our Bylaws state that our authorized number of directors shall be not less than one and shall be set by resolution of our Board of Directors. Our Board of Directors has fixed the number of directors at two, and we currently have two directors.

Our current directors and officers are as follows:

Name	Age	Position

John Robert Hope	66	President, Chief Executive Officer, and Director

Hon Ming Tony Wong	51	Secretary, Chief Financial Officer, Principal Accounting Officer, Treasurer and Director

Our Directors will serve in that capacity until our next annual shareholder meeting or until her successors are elected and qualified. Officers hold their positions at the will of our Board of Directors. There are no arrangements, agreements or understandings between non-management security holders and management under which non-management security holders may directly or indirectly participate in or influence the management of our affairs.

John Robert Hope, President, Chief Executive Officer, and Director

John Robert Hope has served as our President, Chief Executive Officer and Director since our inception on December 9, 2009. In 2004 Mr. Hope founded Velocity Resources Canada Ltd. a private Alberta registered mining exploration company with mining interests in B.C, Yukon and Africa of which he has acted as President and as a Director since its inception. Mr. Hope has over forty years of mining experience in both exploration and placer mine production. He has in the past been involved in large projects such as KMC Mining’s placer gold project on McDame Creek in British Columbia; at the time, the largest placer mine in B.C., and has successfully operated his own placer mining operations in both B.C. and the Yukon. Since 2005 He has sold two Molybdenum properties to Velocity Minerals Ltd., a TSX listed company of which he is a director and has completed the Public Companies Financing, Governance and Compliance course offered by Simon Fraser University as an ongoing upgrading of public company compliance knowledge. Mr. Hope’s experience in mineral exploration and production are the reasons why he was chosen as one of our directors.

Hon Ming Tony Wong, Secretary, Chief Financial Officer, Principal Accounting Officer, Treasurer and Director

Hon Ming Tony Wong has served as our Secretary, Chief Financial Officer, Principal Accounting Officer, Treasurer and Director since our inception on December 9, 2009. Mr. Wong has been a businessman for many years with a background in sales, marketing and Chinese media, and possesses good experience in Chinese trade. He has been involved in the land syndication business for over 10 years. From 2002 to 2009, he worked for S&D International Group Inc. of Edmonton, Alberta as a sales manager. In 2009, he joined KWest Investments & Development Inc., of Edmonton, Alberta, an investment company specializing in real estate syndication, as a Director of Sales and Marketing. Since September 2009 Mr. Wong has also been the Treasurer, Chief Financial Officer and director of Beyond IVR Holdings, Inc., a company in the business of developing integrated voice response products. Mr. Wong’s responsibilities with Beyond IVR consist of oversight of financial matters and corporate governance. Mr. Wong’s business experience and strong track record with land related businesses are the reasons he was chosen as one of our directors

Other Directorships

None of our directors hold any other directorships in any company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

Board of Directors and Director Nominees

Since our Board of Directors does not include a majority of independent directors, the decisions of the Board regarding director nominees are made by persons who have an interest in the outcome of the determination. The Board will consider candidates for directors proposed by security holders, although no formal procedures for submitting candidates have been adopted. Unless otherwise determined, at any time not less than 90 days prior to the next annual Board meeting at which the slate of director nominees is adopted, the Board will accept written submissions from proposed nominees that include the name, address and telephone number of the proposed nominee; a brief statement of the nominee’s qualifications to serve as a director; and a statement as to why the security holder submitting the proposed nominee believes that the nomination would be in the best interests of our security holders. If the proposed nominee is not the same person as the security holder submitting the name of the nominee, a letter from the nominee agreeing to the submission of his or her name for consideration should be provided at the time of submission. The letter should be accompanied by a résumé supporting the nominee's qualifications to serve on the Board, as well as a list of references.

The Board identifies director nominees through a combination of referrals from different people, including management, existing Board members and security holders. Once a candidate has been identified, the Board reviews the individual's experience and background and may discuss the proposed nominee with the source of the recommendation. If the Board believes it to be appropriate, Board members may meet with the proposed nominee before making a final determination whether to include the proposed nominee as a member of the slate of director nominees submitted to security holders for election to the Board.

Some of the factors which the Board considers when evaluating proposed nominees include their knowledge of and experience in business matters, finance, capital markets and mergers and acquisitions. The Board may request additional information from each candidate prior to reaching a determination. The Board is under no obligation to formally respond to all recommendations, although as a matter of practice, it will endeavor to do so.

Conflicts of Interest

Our directors and officers are not obligated to commit their full time and attention to our business and, accordingly, they may encounter a conflict of interest in allocating their time between our operations and those of other businesses. In the course of their other business activities, they may become aware of investment and business opportunities which may be appropriate for presentation to us as well as other entities to which they owe a fiduciary duty. As a result, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. They may also in the future become affiliated with entities, engaged in business activities similar to those we intend to conduct.

In general, officers and directors of a corporation are required to present business opportunities to a corporation if:

  the corporation could financially undertake the opportunity;

  the opportunity is within the corporation’s line of business; and

  it would be unfair to the corporation and its stockholders not to bring the opportunity to the attention of the corporation.

We plan to adopt a code of ethics that obligates our directors, officers and employees to disclose potential conflicts of interest and prohibits those persons from engaging in such transactions without our consent.

Significant Employees

Other than as described above, we do not expect any other individuals to make a significant contribution to our business.

Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

  been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

  had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

  been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

  been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

  been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

  been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions, and Director Independence – Transactions with Related Persons,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Audit Committee

We do not currently have an audit committee or a committee performing similar functions. The Board of Directors as a whole participates in the review of financial statements and disclosure.

Family Relationships

There are no family relationships among our officers, directors, or persons nominated for such positions.

Code of Ethics

We have not adopted a code of ethics that applies to our officers, directors and employees. When we do adopt a code of ethics, we will disclose it in a Current Report on Form 8-K.

Executive Compensation

The following summary compensation table sets forth the total annual compensation paid or accrued by us to or for the account of our principal executive officer during the last completed fiscal year and each other executive officer whose total compensation exceeded $100,000 in either of the last two fiscal years:

Summary Compensation Table (1)

Name and Principal Position	Year (4)	Salary ($)	Total ($)
John Robert Hope (2)	2010	0	0
Hon Ming Tony Wong (3)	2010	0	0

(1)

We have omitted certain columns in the summary compensation table pursuant to Item 402(a)(5) of Regulation S-K as no compensation was awarded to, earned by, or paid to any of the executive officers or directors required to be reported in that table or column in any fiscal year covered by that table.

(2)	John Robert Hope has served as our President, Chief Executive Officer and Director since our inception on December 9, 2009.

(3)	Hon Ming Tony Wong has served as our Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and Director since our inception on December 9, 2009

(4)	For the period from December 9, 2009 (inception) to June 30, 2010.

Option Grants

We did not grant any options or stock appreciation rights to our named executive officers or directors from our inception to March 9, 2011. As of March 9, 2011 we did not have any stock option plans.

Management Agreements

We have not entered into any management agreements with either one of our executive officers, who also serve as our directors. Since August of 2010, we are paying $3,500 per month to John Hope for services performed by him as our President and CEO.

Compensation of Directors

Our sole directors, John Hope and Hon Ming Tony Wong, who also serve as our sole officers, did not receive any compensation for their services as directors from our inception to March 9, 2011. While Mr. Hope received compensation for his services as our President and CEO (as described above), Mr. Wong has not received any compensation for his services as our Chief Financial Officer, Principal Accounting Officer, Secretary, or Treasurer. We have no formal plan for compensating our directors for their services in the future in their capacity as directors, although such directors are expected in the future to receive options to purchase shares of our common stock as awarded by our Board of Directors or by any compensation committee that may be established.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits to our directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the Board of Directors or a committee thereof.

Compensation Committee

We do not currently have a compensation committee of the Board of Directors or a committee performing similar functions. The Board of Directors as a whole participates in the consideration of executive officer and director compensation.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the ownership, as of March 9, 2011, of our common stock by each of our directors and executive officers, by all of our executive officers and directors as a group, and by each person known to us who is the beneficial owner of more than 5% of any class of our securities. As of March 9, 2011, there were 33,947,417 shares of our common stock issued and outstanding. All persons named have sole voting and investment control with respect to the shares, except as otherwise noted. The number of shares described below includes shares which the beneficial owner described has the right to acquire within 60 days of the date of this registration statement.

		Amount and	Percent
Title of	Name and Address of	Nature of	of Class
Class	Beneficial Owner	Beneficial	%
		Ownership	(3)

Common	John Robert Hope (1)
Stock	17412 105 Ave NW, Suite 201,	5,423,333	16
	Edmonton, Alberta, T5S 1G4

	Hon Ming Tony Wong (2)
Common	9710 – 66 Ave,	3,905,000	12
Stock	Edmonton, Alberta, T6E 0M3

	All Officers and Directors as	9,328,333	28
	a Group

(1)	John Robert Hope has served as our President, Chief Executive Officer and Director since our inception on December 9, 2009.

(2)	Hon Ming Tony Wong has served as our Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and Director since our inception on December 9, 2009

(3)	Based on 33,947,417 issued and outstanding shares of our common stock as of March 9, 2011

Changes in Control

As of March 9, 2011 we had no pension plans or compensatory plans or other arrangements which provide compensation in the event of termination of employment or a change in our control.

Certain Relationships and Related Transactions

On December 12, 2009 we entered into an asset purchase and share exchange agreement with Velocity Resources Canada Ltd., an Alberta company whereby we acquired mining equipment as well as the Thibert Creek and Dynasty properties in exchange for 18,000,000 shares of our common stock which were issued to 46 shareholders of Velocity Resources Canada Ltd. John Hope, our President, Chief Executive Officer and Director is also the President, controlling shareholder and a Director of Velocity Resources Canada Ltd. The transaction valued at $173,843 (or approximately $0.0096 per share) with $173, 841 allocated toward the mining equipment and $1 allocated to each mineral property. John Hope received 5,423,333 shares of our common stock in the transaction. Hon Ming Tony Wong, our Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and Director who is also a shareholder of Velocity Resources Canada Ltd., received 3,905,000 shares of our common stock.

During the three month period ended September 30, 2010, we paid $8,500 for management and consulting services to John Hope, our President and Director. We have not entered into any agreement with Mr. Hope regarding his management consulting services.

$15,132 was paid for consulting services to a company with common officers during the period from December 10, 2009 to June 30, 2010. Mr. Hope was the common officer between the two companies. However, the funds paid for consulting services were used by this company solely to pay Mr. Milt Tiebe. Mr. Tiebe assisted Golden Global with the preparation of documentation for their business plan, presentations as well as website development. There was no agreement with Mr. Tiebe, and he was paid on an hourly basis. Mr. Hope did not receive any of the funds paid for this work and therefore the funds are not classified as executive compensation

In addition, during the three month period ended September 30, 2010, $8,933 was paid to the same company for expense re-imbursements.

There have been no other transactions since the beginning of our last fiscal year or any currently proposed transactions in which we are, or plan to be, a participant and the amount involved exceeds $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest.

Director Independence

We have determined that we do not have a director that would qualify as an “independent director” as defined by Nasdaq Marketplace Rule 4200(a)(15).

We do not have a standing audit, compensation or nominating committee, but our entire board of directors acts in such capacities. We believe that our board of directors is capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. The board of directors of our company does not believe that it is necessary to have a standing audit, compensation or nominating committee because we believe that the functions of such committees can be adequately performed by the board of directors. Additionally, we believe that retaining an independent director who would qualify as an “audit committee financial expert” would be overly costly and burdensome and is not warranted in our circumstances given the early stages of our development.

Disclosure of Commission Position on Indemnification of Securities Act Liabilities

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making us responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or control persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until a date, which is 90 days after the date of this prospectus, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

Item 13.     Other Expenses of Issuance and Distribution

Our estimated expenses in connection with the issuance and distribution of the securities being registered in this Prospectus are as follows:

Commission filing fee	$15
Legal fees and expenses	20,000
Accounting fees and expenses	5,000
Printing and marketing expenses	100
Miscellaneous	85
Total	$25,200

Item 14.     Indemnification of Directors and Officers

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of us is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

  Article VII of our Bylaws, filed as Exhibit 3.3 to this Registration Statement; and

  Chapter 78 of the Nevada Revised Statutes (the “NRS”).

Nevada Revised Statutes

Section 78.138 of the NRS provides for immunity of directors from monetary liability, except in certain enumerated circumstances, as follows:

“Except as otherwise provided in NRS 35.230, 90.660, 91.250, 452.200, 452.270, 668.045 and 694A.030, or unless the Articles of Incorporation or an amendment thereto, in each case filed on or after October 1, 2003, provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

(a)	his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

(b)	his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.”

Section 78.5702 of the NRS provides as follows:

1.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)	is not liable pursuant to NRS 78.138; or

(b)

acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

2.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)	is not liable pursuant to NRS 78.138; or

(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Our Bylaws

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making us responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Item 15.     Recent Sales of Unregistered Securities

During the last three years, we completed the following sales of unregistered securities:

  On December 12, 2009 we issued 18,000,000 shares of our common stock to our to 46 non-US shareholders of Velocity Resources Canada Ltd., as part of the closing of an asset purchase agreement with that company;

  On January 25, 2010 we issued 4,500,000 shares of our common stock to 6 non- US investors at a price of $0.0001 per share for cash proceeds of $450;

  On March 12, 2010 we issued 1,175,000 shares of our common stock to 12 non- US investors at a price of $0.03 per share for cash proceeds of $35,250;

  On April 15, 2010 we issued 1,885,000 shares of our common stock to 12 non-US investors at a price of $0.03 per share for cash proceeds of $56,550;

  On May 21, 2010 we issued 4,000,000 shares of our common stock to 6 non-US investors at a price of $0.0001 per share for cash proceeds of $400;

  On June 11, 2010 we issued 3,460,000 shares of our common stock to 14 non- US investors at a price of $0.03 per share for cash proceeds of $103,800;

  On September 27, 2010, we issued 333,667 shares of our common stock to one non-US investor for the satisfaction of payments on the McDame Asset Purchase Agreement; and

  On September 28, 2010 we issued 593,750 shares of our common stock to 16 non-US investors at a price of $0.08 per share for cash proceeds of $47,500.

  On November 30, 2010 we sold 685,000 shares of preferred stock in our wholly owned subsidiary, Golden Global Mining Corporation, to non-US investors at a price of $0.10 per share for cash proceeds of $68,500.

All of these shares were issued without a prospectus pursuant to Regulation S of the Securities Act. Our reliance upon Rule 903 of Regulation S was based on the fact that the sale of the securities was completed in an "offshore transaction", as defined in Rule 902(h) of Regulation S. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the shares. Each investor was not a U.S. person, as defined in Regulation S, and was not acquiring the securities for the account or benefit of a U.S. person.

Item 16.     Exhibits

Exhibit	Exhibit
Number	Description

3.1	Articles of Incorporation of Golden Global Corp. (1)

3.2	Certificate of Correction filed with the Nevada Secretary of State on February 19, 2010. (1)

3.3	Bylaws of Golden Global Corp. (1)

4.1	Instrument Defining the Right of Holders – Form of Share Certificate (1)

5.1	Legal Opinion of Macdonald Tuskey (1)

10.1	McDame Asset Purchase Agreement dated May 16, 2010 (2)

10.2	Asset Purchase Agreement with Velocity Resources Canada Ltd., dated December 12, 2009 (2)

10.3	Addendum to Asset Purchase Agreement with Velocity Resources Canada Ltd., dated December 12, 2009 (3)

21	List of Subsidiaries (1)

23.1	Consent of K.R. Margetson Ltd.

23.2	Consent of Macdonald Tuskey (incorporated in Exhibit 5.1) (1)

(1) Previously included as an exhibit to our Form S-1 filed on October 5, 2010
(2) Previously included as an exhibit to our Form S-1/A filed on December 1, 2010.
(3) Previously included as an exhibit to our Form S-1/A filed on January 26, 2011.

Item 17.     Undertakings

The registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.

That for the purpose of determining liability under the Securities Act, each post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

4.

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(i)	Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv)	Any other communication that is an offer in the offering made by the registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Signatures

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edmonton Alberta, on March 9, 2011.

GOLDEN GLOBAL CORP.

By:	/s/ John Robert Hope
John Robert Hope
President, Chief Executive Officer,
Director

In accordance with the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURES	TITLE	DATE

/s/ John Robert Hope	President, Chief	March 9, 2011
John Robert Hope	Executive Officer and
Director

Secretary, Chief
/s/ Hon Ming Tony Wong	Financial Officer,	March 9, 2011
Hon Ming Tony Wong	Principal Accounting
Officer, Treasurer and
Director